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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Pliant Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1475 Woodfield Road, Suite 700
Schaumburg, IL 60173
(847) 969-3300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 15, 2008

Dear Stockholder:

        We will hold the annual meeting of Pliant Corporation stockholders on Thursday, May 15, 2008 at 8:30 a.m., local time, at the Pliant Corporate Headquarters, located at 1475 Woodfield Road, Suite 700, Schaumburg, IL 60173.

        The purpose of the annual meeting is to consider and take action on the following matters:

  1.
  Holders of Common Stock to elect five (5) directors;

  2.
  Holders of Series AA Preferred Stock to elect two (2) directors;

  3.
  The ratification of the selection of Ernst & Young, LLP as Pliant's independent auditors for the fiscal year ending December 31, 2008; and

  4.
  Any other business that properly comes before the meeting or any adjournments or postponements thereof.

        The items of business listed above are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Stockholders of record as of the close of business on March 24, 2008, are entitled to vote at the annual meeting or any adjournment or postponement thereof. This Notice and Proxy Statement and the 2007 Annual Report are being mailed to stockholders on or about April 3, 2008.

        Your vote is important. Whether or not you plan to attend the annual meeting in person, it is important that your shares be represented and voted at the annual meeting. You can vote your shares by completing and returning your proxy card or the form forwarded to you by your bank, broker or other holder of record.

By Order of the Board of Directors,
Harold C. Bevis President and Chief Executive Officer

April 3, 2008
Schaumburg, Illinois

Pension Benefits	28
Payments on Termination and Change of Control	28
Equity Compensation Plan Information	31
SECURITY OWNERSHIP OF MORE THAN 5% STOCKHOLDERS, DIRECTORS AND NAMED EXECUTIVE OFFICERS	31
Security Ownership of Certain Beneficial Owners and Management	31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	34
Agreements with Executive Officers and Directors	34
Transactions Between Pliant and Stockholders	34
Other Relationships	34
Transactions Between Pliant and Other Related Persons	34
Related Person Transaction Policy	35
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2009 ANNUAL MEETING	35

Code of Ethics	Appendix I
Audit Committee Charter	Appendix II
Compensation Committee Charter	Appendix III

PLIANT CORPORATION
1475 Woodfield Road, Suite 700
Schaumburg, IL 60173
(847) 969-3300

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General Information

        The enclosed proxy is solicited on behalf of the Board of Directors of Pliant Corporation, a Delaware corporation ("us", "we", the "Corporation" or "Pliant") for use at the annual meeting of stockholders to be held on Thursday, May 15, 2008, at 8:30 a.m., local time, or at any postponement or adjournment thereof, for the purposes discussed in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting. Pliant intends to mail this Proxy Statement and the accompanying proxy cards on or about April 3, 2008 to all stockholders entitled to vote at the annual meeting. The annual meeting will be held at the Pliant Corporate Headquarters, located at 1475 Woodfield Road, Suite 700, Schaumburg, IL 60173.

Who Can Vote

        You are entitled to vote at the annual meeting if you were a stockholder of record of Pliant's Common Stock or Pliant's Series AA Preferred Stock, defined below, as of the close of business on March 24, 2008. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

        The owners of Common Stock and Series AA Preferred Stock vote as separate classes in the election of directors. The owners of Common Stock are entitled to elect five (5) directors to the Board (the "Common Stock Directors"), one of which shall be the chief executive officer. The owners of Series AA Preferred Stock are entitled to elect two (2) Series AA directors to the Board (the "Series AA Directors").

        The owners of Common Stock are also entitled to vote as a class on all matters to be voted on by the stockholders of the Corporation, including ratification of the selection of Ernst & Young LLP as Pliant's independent auditors for the fiscal year ending December 31, 2008.

Proxy Card and Revocation of Proxy

        You may vote by completing and mailing an enclosed proxy card, as appropriate. If you sign a proxy card but do not specify how you want your shares to be voted, your shares will be voted by the named proxy holders (1) in favor of the election of all of the director nominees for which you are entitled to vote, and (2) in favor of ratification of the selection of Ernst & Young LLP as Pliant's independent auditors for the fiscal year ending December 31, 2008. The proxy holders' authority to vote applies only to shares you own as the stockholder of record.

        In their discretion, the proxy holders named on the enclosed proxy cards are authorized to vote on any other matters that may properly come before the annual meeting and at any continuation, postponement or adjournment thereof. The Board of Directors knows of no other items of business that will be presented for consideration at the annual meeting other than those described in this Proxy Statement. In addition, no stockholder proposal or nomination was received as of the March 16, 2008 deadline set in our Current Report on Form 8-K filed on March 6, 2008, so no such matters may be brought to a vote at the annual meeting, pursuant to our Bylaws.

        If you vote by proxy, you may revoke that proxy at any time before it is voted at the annual meeting. Stockholders of record may revoke a proxy by sending to Pliant's Secretary, at 1475 Woodfield Road, Suite 700, Schaumburg, IL 60173, a written notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting in person and voting in person.

        Stock of the Corporation standing in the name of another corporation and entitled to vote may be voted by an officer, agent or proxy. If your shares are held in the name of a bank, broker, or other holder of record, you may change your vote by submitting new voting instructions to your bank, broker or other holder of record. Please note that if your shares are held by a bank, broker or other holder of record, and you decide to attend and vote at the annual meeting, your vote in person at the annual meeting will not be effective unless you present a legal proxy, issued in your name from the your bank, broker or other holder of record.

Pliant Stock

        Pliant has three classes of stock. They are common stock, par value $.01 per share (the "Common Stock"), series AA preferred stock, par value $.01 per share (the "Series AA Preferred Stock"), and series M preferred stock, par value $.01 per share (the "Series M Preferred Stock").

  — Common Stock

        The owners of Common Stock are entitled to one vote for each share of Common Stock held on all matters to be voted on by the stockholders of the Corporation, and vote separately as a single class to the exclusion of all other classes of the Corporation's capital stock.

        The owners of Common Stock are also entitled to elect five (5) Common Stock Directors to the Board, one of which shall be the chief executive officer of the Corporation. The owners of Common Stock are also entitled to vote on ratification of the selection of Ernst & Young LLP as Pliant's independent auditors for the fiscal year ending December 31, 2008.

  — Series AA Preferred Stock

        Except as required by law or under certain circumstances, the owners of Series AA Preferred Stock are not entitled to vote on matters submitted to a vote of stockholders of the Corporation. The owners of Series AA Preferred Stock are entitled to one vote for each share of Series AA Preferred Stock held on matters on which such stockholders have voting power, and vote separately as a single class to the exclusion of all other classes of the Corporation's capital stock.

        Under the Certificate of Incorporation, the owners of Series AA Preferred Stock are entitled to elect two (2) Series AA Directors to the Board.

  — Series M Preferred Stock

        The holders of Series M Preferred Stock have no voting rights except as otherwise required by law or as expressly set forth in the Certificate of Incorporation of the Corporation.

        According to the Certificate of Incorporation, the holders of Series M Preferred Stock have no vote in the election of directors or for ratification of the selection of Ernst & Young LLP as Pliant's independent auditors for the fiscal year ending December 31, 2008.

  — Shares Outstanding On The Record Date

        As of the close of business on March 24, 2008, the Record Date for the annual meeting, there were outstanding:

97,348 shares of Common Stock
334,894 shares of Series AA Preferred Stock
8,000 shares of Series M Preferred Stock

  — Quorum

        A majority of the votes which could be cast by the holders of all outstanding shares of Common Stock constitutes a quorum for the election of the Common Stock Directors and for ratification of the selection of Ernst & Young LLP as Pliant's independent auditors for the fiscal year ending December 31, 2008.

        A majority of the votes which could be cast by the holders of all outstanding shares of Series AA Preferred Stock constitutes a quorum for election of Series AA Directors.

Counting of Votes

        All votes will be tabulated by the inspectors of election appointed for the annual meeting, who will be responsible for the following tasks: (i) ascertain the number of shares of stock of the Corporation outstanding and the voting power of each, (ii) determine the number of shares of stock of the Corporation present in person or by proxy at such meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determination by the inspectors of election and (v) certify their determination of the number of such shares present in person or by proxy at such meeting and their count of all votes and ballots.

        Shares held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker non-votes will be counted as present for purposes of determining a quorum. Generally, broker non-votes occur when shares held by a broker in "street name" for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the election of our directors and the ratification of the appointment of Ernst & Young LLP as independent auditors, without instructions from the beneficial owner of those shares.

        The election of Pliant's directors requires a plurality of the votes cast in the election of directors by the respective classes of stock. This means the director nominees who receive the largest number of properly cast "for" votes will be elected as directors. Abstentions, withheld votes and broker non-votes will have no effect on the result of the votes on the election of directors.

        The ratification of Pliant's selection of Ernst & Young LLP as its independent auditors for the fiscal year ending December 31, 2008 must be approved separately by the vote of the holders of Common Stock having a majority of the votes which could be cast by the holders of Common Stock entitled to vote on this issue, and which are present in person or by proxy at the annual meeting. Abstentions will have the same effect as votes against the proposal, and broker non-votes will have no effect on the result of the votes on the proposal.

Solicitation of Proxies

        Pliant will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy cards and any additional information furnished to stockholders in connection therewith. Pliant may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by directors, officers or employees of Pliant. No additional compensation will be paid to directors, officers or employees for such services. In addition, we have hired Morrow & Co., LLC to solicit proxies on our behalf. The cost of soliciting proxies on our behalf will be approximately $4,500 plus costs and expenses.

        A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the annual meeting during ordinary business hours at Pliant's offices at 1475 Woodfield Road, Suite 700, Schaumburg, IL 60173, for ten days prior to the annual meeting, and also at the annual meeting.

Dissenters' Right of Appraisal

        The Board is not proposing any action for which the laws of the State of Delaware, the Certificate of Incorporation, as amended, or the Bylaws, as amended, of Pliant provide a right of a stockholder to dissent and obtain appraisal of or payment for such stockholder's shares.

Householding of Proxy Materials

        The Securities and Exchange Commission (the "Commission") allows Pliant to send a single proxy statement and annual report to two or more stockholders who share the same address, subject to certain conditions. This practice is known as householding. If your household received multiple copies of the proxy statement and annual report and you wish to receive only one copy, please call your bank or broker or contact Pliant's Investor Relations at (847) 969-3300. Conversely, if your household received only one copy of this Proxy Statement and the enclosed Annual Report and you would prefer to receive separate copies for each account, please call your bank or broker or contact Pliant's Investor Relations and ask to have your accounts removed from the householding program.

ITEMS 1 and 2
ELECTION OF DIRECTORS

        Pliant's Board of Directors consists of seven (7) directors. Six of the seven directors are independent directors, under the listing standards of NASDAQ Stock Market, Inc. ("Nasdaq"). Once elected, directors will hold office until the next annual meeting of stockholders and upon the election and qualification of his or her successor. Any vacancy in the office of a Common Stock Director is filled by the affirmative vote or written consent of a majority of the Common Stock Directors remaining in office, or by vote of the holders of record of the outstanding shares of Common Stock. Any vacancy in the office of a Series AA Director is filled by the affirmative vote or written consent of the Series AA Director remaining in office, or by vote of the holders of record of the outstanding shares of Series AA Preferred Stock.

        Each share of Common Stock is entitled to one vote for each of the five (5) Common Stock Director nominees, one of which shall be the chief executive officer of the Corporation. Each share of Series AA Preferred Stock is entitled to one vote for each of the two (2) Series AA Director nominees. It is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them for the election of the seven nominees named below unless authorization to do so is withheld. If any nominee should become unavailable for election prior to the annual meeting, an event that currently is not anticipated by the Board, the proxies will be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve.

        Based upon the recommendation of the Board of Directors, Harold C. Bevis, John D. Bowlin, Edward A. Lapekas, Stephen V. McKenna and Timothy J. Walsh are the Common Stock Director

nominees, and Eugene I. Davis and David G. Elkins are the Series AA Director nominees, for election to the Board. If elected, each nominee would serve until the 2009 annual meeting of stockholders, and upon the election and qualification of his or her successor.

        Set forth below is biographical information for each nominee for director.

Common Stock Director Nominees

        Harold C. Bevis was named President and Chief Executive Officer in October 2003. Mr. Bevis also serves on our Board of Directors. He has over 20 years of global experience with multiple types of technology-driven manufactured products sold across a full range of sales channels. Mr. Bevis joined Pliant from Emerson Electric, where he served as President of Emerson Telecommunications Products, a group of manufacturing companies, beginning in 1998. Mr. Bevis led the sale of this group to Emerson while he was President and CEO of Jordan Telecommunication Products, Inc., a manufacturer of nonproprietary communications products. Prior to that, Mr. Bevis served as Senior Vice President and General Manager of General Cable Corporation, a large, vertically integrated domestic manufacturer of wire and cable products sold through wholesale and retail channels to companies such as The Home Depot, True Value Hardware, Rexel and Graybar. Mr. Bevis has also held positions of increasing responsibility with General Electric, Booz, Allen & Hamilton, and General Dynamics, where he began his career as an engineer. Mr. Bevis holds a BS in Industrial Engineering from Iowa State University and an MBA in Marketing from Columbia University.

        John D. Bowlin became one of our directors on January 31, 2005. Mr. Bowlin was President and Chief Executive Officer of Miller Brewing Company from 1999 until 2003, leading its sale to South African Breweries in 2002. From 1985 until 2002, Mr. Bowlin was employed by Philip Morris Companies, Inc., in various leadership capacities, including President, Kraft International, Inc. (1996-1999), President and Chief Operating Officer, Kraft Foods North America (1994-1996), President and Chief Operating Officer, Miller Brewing Company (1993-1994), and President, Oscar Mayer Food Corporation (1991-1993). Mr. Bowlin holds an MBA from Columbia University and a BS from Georgetown University. He is also a director of Generac Power Systems, Inc. and Spectrum Brands where he is non-executive chairman.

        Edward A. Lapekas became one of our directors on December 19, 2001 and served as our Non-Executive Chairman from October 22, 2003 until June 2006. Mr. Lapekas served as our interim Chief Executive Officer from August 24, 2003 until October 22, 2003. From November 2002 until March 2003, Mr. Lapekas served as Chairman and Chief Executive Officer of NexPak Corporation, a media packaging company. Prior to that, Mr. Lapekas was Executive Chairman of Packtion Corporation, an e-commerce venture, from October 2000 until June 2001. From May 1996 until July 2000, Mr. Lapekas was employed by American National Can Group, Inc., last serving as Chairman and Chief Executive Officer. Prior to that, Mr. Lapekas served as Deputy Chairman and Chief Operating Officer of Schmalbach-Lubeca AG. From 1971 until 1991, Mr. Lapekas was employed by Continental Can Company, where he served in various strategy, planning, operating and marketing capacities. Mr. Lapekas is also a director of Silgan Holdings, Inc. since 2001 and Tegrant Corporation since 2007. He received a BA degree from Albion College and an MBA degree from Wayne State University School of Business Administration.

        Stephen McKenna became one of our directors on June 23, 2005. Mr. McKenna is a managing director of CCMP Capital Advisors, LLC ("CCMP"), a private equity firm formed in August 2006 by the former buyout/growth equity professionals of J.P. Morgan Partners, LLC ("JPMP"). CCMP serves as an investment adviser to JP Morgan, our principal stockholder, with respect to its investment in the Company. Prior to joining CCMP, Mr. McKenna had been a partner of J.P. Morgan Partners, LLC (formerly, Chase Capital Partners). Prior to joining JPMP, Mr. McKenna worked in the Consumer Investment Banking Group of Morgan Stanley. Mr. McKenna has extensive experience managing JPMP portfolio companies and is also on the Board of Directors of Compressed Air Energy Systems, Generac

Power Systems, Inc. and Jetro Holdings. Mr. McKenna holds a BA from Dartmouth College and an MBA from the University of Chicago Graduate School of Business.

        Timothy J. Walsh became one of our directors on May 31, 2000. He served as Non-Executive Chairman from June 2002 until October 2003. Mr. Walsh is a managing director of CCMP, as defined above, a private equity firm formed in August 2006 by the former buyout/growth equity professionals of J.P. Morgan Partners, LLC. CCMP serves as an investment adviser to JP Morgan, our principal stockholder, with respect to its investment in the Company. Prior to joining CCMP, Mr. Walsh was a managing director of JPMP Capital Corp., which is the general partner of JPMP Master Fund Manager, L.P., which is the general partner of J.P. Morgan Partners (BHCA), L.P. Mr. Walsh had been a partner of J.P. Morgan Partners, LLC from 1999 until joining CCMP. From 1993 to 1999, Mr. Walsh held various positions with J.P. Morgan Partners in Europe and North America. From 1989 to 1993, he was a Vice President of J.P. Morgan Chase & Co. (formerly, The Chase Manhattan Corporation). Mr. Walsh is also a director of Generac Power Systems, Inc. (2006), Kraton Polymers (2003) and Metokote Corporation (1998). Mr. Walsh received a BS degree from Trinity College and an MBA degree from the University of Chicago Graduate School of Business.

Series AA Director Nominees

        Eugene I. Davis became one of our directors on July 18, 2006. Mr. Davis is the Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a privately-held consulting firm specializing in turn-around management, merger and acquisition consulting, hostile and friendly takeovers, proxy contests and strategic planning advisory services for domestic and international public and private business entities. Since forming PIRINATE in 1997, Mr. Davis had advised, managed, sold, liquidated and/or acted as a Chief Executive Officer, Chief Restructuring Officer, Director, Committee Chairman and/or Chairman of the Board of a number of businesses, including companies operating in the telecommunications, automotive, manufacturing, high-technology, medical technologies, metals, energy, financial services, consumer products and services, import-export, mining and transportation and logistics sectors. As a bankruptcy professional, many of the companies with which Mr. Davis has worked have been in bankruptcy proceedings prior to and/or during his tenure. Prior to forming PIRINATE, Mr. Davis served as President, Vice-Chairman and Director of Emerson Radio Corp., and CEO and Vice-Chairman of Sport Supply Group, Inc. Mr. Davis began his career as an attorney and international negotiator with Exxon Corp. and Standard Oil Company (Indiana) and as a partner in two Texas-based law firms where he specialized in corporate/securities law, international transactions and restructuring advisory. Mr. Davis holds a BA from Columbia College, a Masters of International Affairs (MIA) in International Law and Organization from the School of International Affairs of Columbia University and a JD from the Columbia University School of Law.

        David G. Elkins became one of our directors on July 18, 2006. Mr. Elkins retired as President and Co-Chief Executive Officer of Sterling Chemicals, Inc. in January 2003. Prior to joining Sterling Chemicals in 1998, Mr. Elkins was a senior partner in the law firm of Andrews Kurth LLP, where he specialized in corporate and business law, including mergers and acquisitions, securities law matters and corporate governance matters. Mr. Elkins currently serves as an independent director of several organizations and corporations, including ZiLOG, Inc., a Nasdaq-listed manufacturer of micrologic semiconductor devices headquartered in San Jose, California. Since 1996 Mr. Elkins has served as business representative and advisor for a large group of private investors in connection with substantial real estate holdings in Nevada and California. Mr. Elkins holds a BBA degree from the University of Texas, Arlington and a JD from Southern Methodist University Dedman School of Law.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE
"FOR" EACH NAMED NOMINEE

CORPORATE GOVERNANCE

Identification of Directors, Executive Officers and Significant Employees

Name	Age	Position
Harold C. Bevis	48	President and Chief Executive Officer and Director
John D. Bowlin	57	Director and Non-Executive Chairman
Eugene I. Davis	53	Director
David G. Elkins	66	Director
Edward A. Lapekas	64	Director
Stephen V. McKenna	39	Director
Timothy J. Walsh	44	Director
Stephen T. Auburn	52	Vice President, General Counsel and Secretary
Keith D. Brechtelsbauer	49	Divisional Vice President and General Manager—Specialty Films
R. David Corey	59	Executive Vice President and Chief Operating Officer
Greg E. Gard	47	Senior Vice President, Technology & Innovation
James L. Kaboski	39	Vice President and General Manager—Printed Products
James M. Kingsley	45	Senior Vice President, Business Development
Joseph J. Kwederis	61	Senior Vice President, Finance & Accounting
Robert J. Maltarich	56	Vice President and General Manager—PVC Products
Thomas C. Spielberger	46	Senior Vice President and Chief Financial Officer
Kenneth J. Swanson	41	Senior Vice President and President, Engineered Films Group
Fred D. Wampnar	50	Vice President and General Manager—Stretch and Shrink Products

Executive Officers

        Stephen T. Auburn, Vice President, General Counsel and Secretary, joined Pliant in 2005 and has over 25 years of broad, international legal experience. Prior to joining Pliant, Mr. Auburn worked at Pactiv Corporation from 1995 to 2005 where he held legal positions of increasing responsibility, most recently as Assistant General Counsel and Division Counsel for Pactiv's Foodservice and Food Packaging Division. Prior to Pactiv, he was Counsel to Mobil Chemical's Consumer Products and Films Divisions from 1989 to 1995. Mr. Auburn began his career in private practice. Mr. Auburn received his BA from the State University of New York, Potsdam, and holds JD and MPA degrees from Syracuse University and an MBA from Northwestern University's Kellogg Graduate School of Management.

        R. David Corey was named Executive Vice President and Chief Operating Officer in March 2004. He joined Pliant as Executive Vice President for Global Operations in November 2003. Mr. Corey has over 35 years of experience leading extrusion-based manufacturing businesses. Mr. Corey was a senior executive at Emerson Electric where he was President of Dura-Line, a manufacturing business that produced telecom, gas and water conduit products. He supervised plants and sales forces in the United States, Mexico, UK, Spain, Brazil, Czech Republic, Malaysia, India and China. Previously, Mr. Corey was President of International Wire with operations in the United States and Asia. Prior to that, Mr. Corey was Senior Vice President and General Manager of Telecom products for General Cable Corporation. He earned a BS in Business from Eastern Illinois University.

        Greg E. Gard joined Pliant Corporation in 1989 and has held numerous technical positions supporting the various market segments within Pliant Corporation. Today, he serves as Senior Vice President, Technology & Innovation. His responsibilities in this regard include Product Development and Technical Service for the Corporation, with particular focus on shortening product development cycles, improving speed to market, and directing a team of packaging professionals in the development of packages that protect and preserve while improving functionality and appearance. Before joining Pliant, Mr. Gard held engineering and management positions with Cryovac Sealed Air Corporation. Prior to this he worked for several years as an engineer with Dresser Atlas in oil and gas exploration.

He holds a BS degree in electrical and computer engineering from the University of Wisconsin Madison. Mr. Gard is actively involved with Clemson University's Packaging Science program, one of only four academic institutions in the United States that offers a four-year program leading to a BS degree in Packaging Science. Currently, he serves on the Packaging Advisory Board at Clemson.

        James L. Kaboski joined Pliant in 2005 and is the Vice President and General Manager—Printed Products. Prior to this position, Mr. Kaboski was the Vice President of Strategy, Marketing and Business Development. Prior to joining Pliant, Mr. Kaboski worked at Booz Allen Hamilton from 1996 to 2005 where he was a senior leader in the firm's Consumer Packaged Goods practice. Prior to Booz Allen, Mr. Kaboski was with Kraft Foods from 1991 to 1995 where he held Technical Brand Manager and packaging engineering positions. Prior to Kraft, Mr. Kaboski was an engineer with Dow Chemical. Mr. Kaboski holds a BS in Chemical Engineering from the University of Wisconsin and an MBA from Northwestern University's Kellogg Graduate School of Management.

        James M. Kingsley joined Pliant in 2006 and is the Senior Vice President, Business Development. Prior to this position, Mr. Kingsley was the Senior Vice President and General Manager of the Engineered Films Division at Pliant. Prior to joining Pliant, from 2000 to 2006, Mr. Kingsley was President of Emerson Electric's Optical Connectivity Division, a global supplier of critical-need data center and LAN connectivity solutions with operations in the United States, Mexico, Morocco and China. Prior to this role, Mr. Kingsley was the Vice President of Sales, Marketing and Business Development for the Connectivity division of Emerson. From 1998 to 1999, Mr. Kingsley was the Director of Business Development for Jordan Telecommunications Products, Inc. in charge of all acquisition and business development activity. Prior to Jordan, Mr. Kingsley held a variety of management positions in Marketing and Sales at Lucent Technologies and AT&T. Mr. Kingsley began his career in public accounting at Arthur Andersen & Co. Mr. Kingsley holds a BS degree in Accounting from the University of Illinois and a MBA from Northwestern University's Kellogg Graduate School of Management.

        Joseph J. Kwederis was named Senior Vice President, Finance & Accounting on March 12, 2008. Mr. Kwederis joined us in February 2005 and served as our Senior Vice President and Chief Financial Officer until March 2008. Prior to joining Pliant, Mr. Kwederis was Senior Vice President/Chief Financial Officer of Dura-Line Corporation from 1999-2004, and Vice President of Finance for International Wire Group from 1996-1999. From 1974 until 1996 he held positions of increasing responsibility in Accounting and Finance at General Cable Corporation. Mr. Kwederis holds a BS in Accounting from Rutgers University and an MBA from the University of Connecticut.

        Robert J. Maltarich, Vice President and General Manager—PVC Products, joined Pliant in July of 1992 following the acquisition of Goodyear Tire & Rubber Company's Films Division. Since that time, he has held numerous positions within Pliant. From 1992-1993 he served as Marketing Manager Film Products Worldwide, from 1994-1996 he was Director of National Accounts, and from 1997-1998 he was General Manager Custom Films Group. Other positions included Vice President and General Manager Barrier and Custom Films and, most recently, Senior Vice President of Sales, Flexible Packaging. Mr. Maltarich was promoted in October 2002 to Vice President and General Manager, Industrial Films, where he was responsible for Pliant's Stretch, Custom, and PVC film businesses. He assumed his current role in 2006. Prior to joining Pliant Corporation, Mr. Maltarich held numerous national and international positions in both sales and marketing with Goodyear Tire & Rubber Company. During his 18-year career at Goodyear, he served as General Marketing Manager Film Products Worldwide, General Manager European Film Products, Manager Film Products USA and District Sales Manager. He holds a BS degree in Business Administration from the University of Akron.

        Thomas C. Spielberger was named Senior Vice President and Chief Financial Officer of Pliant on March 12, 2008. In 2003, Mr. Spielberger founded Gaslight Equity Group, LLC, a private equity group acquiring middle market entrepreneurial businesses, where he retains an interest, but no longer holds a management role. Between 1989 and 2003, Mr. Spielberger had been employed by Jordan Industries, Inc., where he had held a number of positions including Controller, Vice President of Finance and Accounting, Senior Vice President of Finance and Accounting and finally Chief Financial Officer and Senior Vice President. Prior to working at Jordan Industries, Inc. Mr. Spielberger had worked for Ernst & Young LLP from 1984 until 1989, and held various positions including Audit Senior and Manager of Mergers and Acquisitions Group. Mr. Spielberger is a certified public accountant and holds a BA in Accounting from State University of New York in Binghamton and an MBA in Finance from Columbia University.

        Kenneth J. Swanson, joined Pliant in 1997 following the acquisition of CT Films and is currently Senior Vice President and President, Engineered Films Group. Prior to this position, Mr. Swanson was the Senior Vice President and General Manager—Specialty Films Division at Pliant. Since 1992, Mr. Swanson has had various leadership positions with CT Films and Pliant. Mr. Swanson has over 18 years experience in the plastics industry and supervises teams domestically and internationally. Prior to 1992, Mr. Swanson held multiple sales and marketing management positions in the injection molding segment of the plastics industry. Mr. Swanson holds a BS in Business Management from the University of Redlands.

        Fred D. Wampnar, Vice President and General Manager—Stretch and Shrink Products, joined Pliant in 1998 and has held numerous positions including Vice President of Marketing and Vice President of Operations before assuming his current role. Prior to joining Pliant, Mr. Wampnar held positions of Vice President of Operations and Vice President of Sales and Marketing with Paragon Films, and as Director of Manufacturing with Linear Films. He holds a BS in Operations Management from Oklahoma State University.

Significant Employees

        Keith D. Brechtelsbauer, Divisional Vice President and General Manager—Specialty Films, joined Pliant in June 2004 as Vice President, Marketing for the Specialty Group, which comprised all printed and converted products. In November 2005 Mr. Brechtelsbauer was promoted to his current role, which oversees both the domestic and global aspects of the personal care and medical markets. Prior to joining Pliant, from 1998-2004, Mr. Brechtelsbauer worked for Tredegar Film products as Global Sales Manager and Market Development Manager. From 1987-1988, Mr. Brechtelsbauer was employed by Sealed Air Corporation—Cryovac Division, a global leader in packaging solutions. Mr. Brechtelsbauer held a variety of Sales, Operations and Marketing leadership positions during his tenure there. Mr. Brechtelsbauer holds a BS in Business Communication from James Madison University, and an MA from Northern Illinois University in Organizational Communication.

Recent Events

        On March 12, 2008, our Board elected Thomas C. Spielberger as Senior Vice President and Chief Financial Officer. On the same date Joseph J. Kwederis assumed his new role as Senior Vice President, Finance & Accounting in order to concentrate on internal finance and accounting and not due to any disagreement with the Company. Additional information regarding these events is set forth on the Company's Current Report on Form 8-K filed on March 17, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under the Commission's rules, the Corporation's directors executive officers and beneficial owners of more than 10% of the Corporation's Series AA Preferred Stock are required to file reports of their ownership and changes in ownership with the Commission. Based solely upon its review of copies of these reports and representations of the reporting persons, the Corporation believes that during the year ended December 31, 2007, all reportable transactions were reported and timely filed with the Commission.

Code of Ethics and Business Conduct Guidelines

        Our Board has unanimously adopted a Code of Ethics, applicable to our Chief Executive Officer, Chief Financial Officer, Controller, Treasurer, Tax Director and all of our senior financial officers. The Code of Ethics ensures honest and ethical conduct, requires full, fair, accurate, timely and understandable disclosures in all documents filed with or submitted to the Commission, and promotes strict compliance with all applicable governmental laws, rules and regulations. Our Chief Executive Officer, Chief Financial Officer, Controller, Treasurer, Tax Director and all of our senior financial officers must certify annually that they have read and complied with the Code of Ethics, and each will be held accountable for adherence to the Code of Ethics. A copy of the Code of Ethics is attached here as Appendix I. Pliant undertakes to, and will, deliver to any person a copy of its Code of Ethics upon request submitted to Pliant Corporation, c/o Pliant's Secretary, 1475 Woodfield Road, Suite 700, Schaumburg, IL 60173.

        We also adopted Business Conduct Guidelines that apply to all of our directors, officers and employees, including our principal executive officer and our senior financial officers. The Business Conduct Guidelines ensure strict compliance with the spirit and letter of the laws that apply to our business, and also require employment of the highest standards of business and personal ethics in all of our business dealings. All directors, officers and employees are required to certify they have read and complied with the Business Conduct Guidelines. The Business Conduct Guidelines consist of basic standards of business practice as well as professional and personal conduct.

Board Independence

        Six of the seven directors on Pliant's Board of Directors are independent directors. Although not a listed issuer, the Board of Directors has assessed the independence of its directors in light of the listing standards of Nasdaq, as required by Section 407(a)(1)(ii) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under Nasdaq's rules, in order for a director to be deemed independent, our Board must determine that the individual does not have a relationship that would interfere with the director's exercise of independent judgment in carrying out his or her responsibilities as director. On an annual basis, each member of our Board is required to complete an independence questionnaire designed to provide information to assist the Board in determining whether the director is independent. Our Board has determined that six of our directors, other than Mr. Bevis, are independent under the listing standards of Nasdaq. Our governance guidelines require any director who has previously been determined to be independent to inform the Chairman of the Board and our Corporate Secretary of any change in circumstance that may cause his or her status as an independent director to change.

Board and Committee Information

        The Board of Directors held 8 meetings during the year ended December 31, 2007 and all incumbent directors attended at least 75% of the total number of meetings of the Board and of the committees on which they served. The Board expects all directors to attend the annual meeting of stockholders barring unforeseen circumstances.

        The Board has established an Audit Committee and a Compensation Committee, and each of these committees operate under a charter approved by the Board of Directors. The Audit Committee held 5 meetings during the year ended December 31, 2007 and the Compensation Committee held 3 meetings during the year ended December 31, 2007.

  — Audit Committee

        Our Board of Directors has an audit committee (the "Audit Committee"). The Audit Committee maintains oversight responsibilities with respect to our accounting, auditing, financial reporting and internal control processes generally. The members of the Audit Committee are Eugene I. Davis

(Chair), Timothy J. Walsh and Edward A. Lapekas. Mr. Davis, Mr. Walsh and Mr. Lapekas are each considered independent within the meaning of Section 10A(m)(3) of the Exchange Act, and under the listing standards of Nasdaq, described above. The Board of Directors has determined that Eugene I. Davis is an "audit committee financial expert" for purposes of the rules and regulations of the Commission adopted pursuant to the Sarbanes-Oxley Act of 2002, and as defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee is governed by the Audit Committee Charter, attached here as Appendix II. See also "AUDIT MATTERS—Audit Committee Report" below.

  — Compensation Committee

        Our Board of Directors has a compensation committee (the "Compensation Committee"). The Compensation Committee maintains oversight responsibilities with respect to the compensation of our officers and directors. The members of the Compensation Committee are Timothy J. Walsh (Chair), John D. Bowlin and David G. Elkins and are governed by the Compensation Committee Charter, attached here as Appendix III. Mr. Walsh, Mr. Bowlin and Mr. Elkins are each independent under the listing standards of Nasdaq, described above. See also "COMPENSATION COMMITTEE REPORT" and "Compensation Committee Interlocks and Insider Participation" below.

Director Nominations and Qualifications

        The entire Board currently operates as our nominating committee, and all directors participate in the consideration of director nominees. The Board believes that the current composition and relatively small size of the Board permit candid and open discussion regarding potential new candidates for director. As six of the seven directors on the Board are independent, we believe the function of a nominating committee is performed by our Board as a whole without unduly burdening the duties and responsibilities of our Board members, and without compromising any accountability or integrity of process we believe is owed to our stockholders.

        The nominations of the directors standing for election at the annual meeting were unanimously approved by our Board. While our Board does not currently have a charter or written policy with regard to the nominating process, or adopted any specific, minimum qualifications that must be met to be nominated to serve as a director, the Board routinely considers several factors in evaluating candidates for nomination to the Board, including the candidate's knowledge of our business and the candidate's business experience and credentials.

        Any recommendations received from stockholders will be evaluated in the same manner that potential nominees recommended by Board members, management or other parties are evaluated. The Board believes that it has been able to give appropriate consideration to candidates recommended by stockholders in prior years on a case-by-case basis, and as such no formal policy is in place with respect to our consideration of director nominees recommended by our stockholders. We do not intend to treat stockholder recommendations in any manner different from other recommendations. Please see "STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2009 ANNUAL MEETING," below, for more information regarding the procedure for stockholders to submit nominations for the Board.

Stockholder Communication with the Board

        Pliant's annual meetings provide an opportunity each year for stockholders to ask questions of, or otherwise communicate directly with, the members of the Board on appropriate matters. In addition, stockholders may communicate with our Board or any of the directors by sending written communications addressed to the Board or any of the directors c/o Pliant's Secretary, Pliant Corporation, 1475 Woodfield Road, Suite 700, Schaumburg, IL 60173. All communications are compiled by the Corporate Secretary and forwarded to the Board or the individual director(s) accordingly.

ITEM 3
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Audit Committee has recommended to the Board of Directors, and the Board has approved Ernst & Young LLP as Pliant's independent auditors for the fiscal year ending December 31, 2008. The Board has further directed that management submit the selection of independent auditors for ratification by the holders of Common Stock at the annual meeting. Ernst & Young LLP has advised the Audit Committee that they are independent with respect to the Pliant, within the meaning of standards established by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the Independence Standards Board and federal securities laws administered by the Commission. A representative of Ernst & Young LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of Ernst & Young LLP as Pliant's independent auditors is not required by the Bylaws or otherwise, but the Audit Committee believes that, as a matter of corporate practice, the selection of Ernst & Young LLP should be submitted to the holders of Pliant's Common Stock for ratification. If the holders of Common Stock do not ratify the selection, the Audit Committee will consider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of Pliant and its stockholders.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 3

AUDIT MATTERS

Audit Committee Report

        The Audit Committee reports to and acts on behalf of the Board of Directors by providing oversight of the financial management, legal compliance programs, independent auditors (Ernst & Young LLP) risk management processes and financial reporting controls and accounting policies and procedures of Pliant. Pliant's management is responsible for preparing the financial statements and systems of internal control, and Ernst & Young LLP is responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Pliant in conformity with generally accepted accounting principles.

        In this context, the Audit Committee has reviewed and discussed the consolidated financial statements for the fiscal year ended December 31, 2007 with management and Ernst & Young LLP. Management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

        The Audit Committee has discussed with Ernst & Young LLP matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor's Communication with those Charged with Governance, as amended. In addition, Ernst & Young LLP has provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee and Ernst & Young LLP have discussed the auditors' independence from Pliant and its management, including the matters in those written disclosures.

        The Audit Committee also has discussed separately with Pliant's internal auditor and Ernst & Young LLP, with and without management present, their evaluations of Pliant's internal accounting controls and the overall quality of Pliant's financial reporting.

        In further reliance on the reviews and discussions with management and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in Pliant's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Commission. The Audit Committee also recommended to the Board, and the Board has approved subject to stockholder ratification, the selection of Ernst & Young LLP as Pliant's independent auditors for the fiscal year ending December 31, 2008.

Audit Committee:

Eugene I. Davis, Chairman
Timothy J. Walsh
Edward A. Lapekas

Audit Fees

        Fees for professional services provided by our independent auditors in each of the last two fiscal years, in each of the following categories are:

	2007	2006
Audit fees	$1,126,280	$1,331,975
Audit-related fees	—	—
Tax fees	$232,300	$233,423
All other fees	—	—

	$1,358,580	$1,565,398

        Fees for audit services include fees associated with the annual audit, the reviews of the Corporation's quarterly reports on Form 10-Q, statutory audit requirements internationally, comfort letters and responses to Commission comments regarding Form S-1 and Form S-4 filings. Tax fees included tax planning and restructuring matters and tax compliance services for foreign subsidiaries.

        All audit and other fees paid to our independent auditor are pre-approved by the Audit Committee.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

        The Audit Committee has responsibility for reviewing the independence and performance of the independent auditors, and approving the fees and other significant amounts paid to the independent auditors. Consistent with these responsibilities, the Audit Committee pre-approves all audit services and permissible non-audit services to be provided to the Corporation by the independent auditors.

        The Audit Committee obtains and reviews annually, prior to completion by the independent auditor's annual audit of the Corporation's year-end financial statements, a report from the independent auditors, describing all critical accounting policies and practices used, all alternative treatments for financial information within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and other written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences. The Audit Committee is responsible for engaging the independent auditors in discussion with regard to any material issues raised in such report. See Audit Committee Charter, attached here as Appendix II.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis, set forth below, and discussed it with management, and based on such review and discussions recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Timothy J. Walsh, Chairman
John D. Bowlin
David G. Elkins

Compensation Committee Interlocks and Insider Participation

        During 2007, Mr. Walsh, Mr. Bowlin and Mr. Elkins served on the Compensation Committee. None of these Committee members were officers or employees of Pliant during 2007, or at any other time in the past. While serving on the Committee these Committee members were independent directors pursuant to applicable Nasdaq rules, and none had any relationship requiring disclosure by Pliant under any paragraph of Item 404 (Transaction with Related Persons, Promoters and Certain Control Persons).

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation of Directors

        Pliant has standard compensation arrangements for our Board of Directors. Effective upon Pliant's emergence from bankruptcy reorganization on July 18, 2006, each member of the Board earns a base fee of $50,000 annually. Additionally, our non-executive chairman (Mr. Bowlin) earns a supplement of $50,000 annually, the chair of our audit committee (Mr. Davis) earns a supplement of $20,000 annually, each member of our audit committee earns a supplement of $10,000 annually, each member of each other committee earns a supplement of $10,000 annually, and the chair of each other committee earns a supplement of $5,000 annually. We do not provide equity or incentive compensation, deferred compensation, or pension arrangements for service as a director. The following table shows the compensation of directors for the last completed fiscal year.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Harold C. Bevis	$54,000	$54,000
David G. Elkins	63,000	63,000
Eugene I. Davis	84,000	84,000
Edward A. Lapekas	63,000	63,000
John D. Bowlin	114,000	114,000
Timothy J. Walsh(1)	79,000	79,000
Stephen V. McKenna(1)	54,000	54,000

(1)
Messrs. Walsh and McKenna are managing directors of CCMP, a private equity firm formed in August 2006 by the former buyout/growth equity professionals of J.P. Morgan Partners, L.L.C. Directors' fees earned by them are paid to J.P. Morgan Partners, L.L.C.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction, Policies and Procedures

        Our Goals.    Pliant believes the strength of its senior management team is crucial to achieving its growth and success on behalf of all the stakeholders. Our executive compensation programs are intended to support this goal by attracting and retaining executive talent, by motivating and rewarding our employees, including our executive officers, for achievement of our corporate goals, by aligning their interests with those of our stakeholders, and by focusing their efforts on our long-term success.

        Roles in Setting Compensation.    The Compensation Committee of our Board has overall charge of our executive compensation. The Compensation Committee reviews our policies with regard to executive officer compensation, determines salaries and other compensation and benefits for our executive officers based on the latest available data, reviews the annual incentive plans for the officers, establishes targets and incentive awards under these plans, and makes the requisite determinations under those plans. In making its decisions the Compensation Committee receives and takes into account the recommendations of our Chief Executive Officer (Mr. Bevis) for the compensation and bonuses of the employees who report to him. In 2006, we had retained Buck Consultants, a leading compensation consulting firm, to advise our management and the Compensation Committee on executive compensation matters, including the reasonableness of our bonus plans, plan metrics, and proposed awards. Based on the recommendations of Buck Consultants, we adjusted our executive compensation in April 2006. We also relied on the data gathered by Buck Consultants in determining the executive compensation adjustments which became effective in April 2007.

        Our Targets and Peer Group.    For our senior management, including our named executive officers, we target base salaries slightly below the competitive median, target total cash compensation between the median and the 75th percentile of competitive practice, and target long-term incentive opportunity and total direct compensation at the upper quartile of competitive practice. In 2006, Buck Consultants reported to us where these percentiles fall and where our compensation fits within those percentiles. For 2007 we aged the Buck Consultants data in accordance with industry practices. In setting specific compensation and bonus levels, we also consider corporate unit/division individual performance, internal equity, competitive market conditions, and the experience of particular individuals in their positions. We look at all components of competitive total direct compensation and their relationship to the officer's proposed or current pay. We build compensation from the bottom up, so that total compensation and its allocation between short and long-term, fixed and contingent, and cash or non-cash, compensation, results from our decisions on the individual components of compensation.

        For major compensation decisions we compare our compensation levels and performance with a peer group of companies. For 2006, Buck Consultants recommended revising our peer group of companies, to obtain current public information on the time frame required for our decisions. Following this recommendation, our peer group for 2006 comprised:

Griffon Corp.	Quixote Corp.
Jacuzzi Brands, Inc.	Rock-Tenn Co.
Kennametal Inc.	Rotonics Mfg., Inc.
Pactiv Co.	Spartech Corp.
PVC Container Corp.	Summa Industries

        As there was no material change in our compensation philosophy or policies which would make comparisons with this peer group less relevant in 2007, we retained this same group of comparison companies for 2007 and aged the data obtained from Buck Consultants in 2006.

        Impact of Our Capital Structure.    Our capital structure constrains our use of equity compensation. Neither our Common Stock nor our Series M Preferred Stock is publicly traded, and our Series AA Preferred Stock is currently only thinly traded. These facts and other features of our capital structure impair our ability to use stock options and related forms of equity compensation common among public companies. It also affects the metrics that we can apply to determine performance in any performance-based plan.

        Components of Compensation.    The key components of compensation for our named executive officers, reflecting in part the special needs imposed by our reorganization, are:

  Base Compensation;

  Bonuses, which we provided:

    Under our 2007 Management Incentive Compensation Plan, and
    Under our 2004 MIP Long Term Incentive Plan, and

  Equity-related compensation, which we provide:

    Under our 2006 Restricted Stock Incentive Plan, and
    Under our Deferred Cash Incentive Plan.

        Our executive officers also receive certain personal benefits; and like our salaried employees generally are entitled to benefits under our broad-based plans. The following sections describe these components and our 2007 decisions respecting them. As used in this Compensation Discussion and Analysis, "named executive officers" refers to Mr. Bevis, Mr. Kwederis, Mr. Corey, Mr. Auburn and Mr. Swanson.

Base Compensation

        Base salary compensates our employees for their regular time and service on our behalf. As we said above, our base compensation for senior management is intended to place us slightly below the median of our peer companies. This leaves larger scope for contingent and performance-based compensation for senior management. In setting base compensation we consider the individual's position, the experience of the individual for that position, individual performance, internal equity, competitive market conditions, and the amounts paid for similar positions at our peer companies.

        We review base salaries annually. Based on information gathered by Buck Consultants in 2006, as aged in accordance with industry practice, and the other factors noted above, Mr. Bevis recommended base salary increases for management employees, including the named executive officers other than himself. After discussions with members of the Compensation Committee, those increases went into effect with the first payroll period in April, 2007. Mr. Corey received a $10,106 increase to $414,356; Mr. Swanson received a $5,968 increase to $244,670; and Mr. Kwederis and Mr. Auburn each received a $6,187 increase to $253,687. Mr. Bevis received no base salary increase in 2007. We show the base compensation for 2007 for our named executive officers in column (c) of the Summary Compensation Table below.

Bonus

        2007 Management Incentive Compensation Plan.    Our 2007 Management Incentive Compensation Plan (the "2007 MIP") is the vehicle for annual bonuses for approximately 100 of our management employees, including our named executive officers. It is intended to advance the interests of our stakeholders by providing performance-based incentives to participants. The plan entitles each participant to an award, stated as an "incentive percentage" of his base compensation earned during the year. The target incentive percentage for 2007 for Mr. Bevis was 100% of annual salary, for Mr. Corey was 60% of annual salary, and for the other named executive officers was 50% of annual salary. The Committee establishes the performance metrics. The actual incentive percentage is determined by the achievement of an organizational goal and personal goals, though the actual bonus paid may vary upwards or downwards from the formula bonus based on the Compensation Committee's discretion and the recommendations of Mr. Bevis. Participation in the 2007 MIP entails a noncompetition and nondisclosure commitment from the participants, and receipt of a bonus requires (among other things) that the participant remain employed throughout the incentive period and as of the payment date.

        For 2007, the operational goal was the attainment of target earnings before interest, taxes, depreciation, amortization and restructuring ("EBITDAR") on a corporate level (on a blend of corporate and divisional EBITDAR for Mr. Swanson). The 2007 plan corporate EBITDAR target was $114 million. This target was achieved at below the 85% level, which is the minimum threshold for mandatory bonus payments under the 2007 MIP. Therefore, under the terms of the 2007 MIP, no mandatory bonus payments were earned. However, in recognition of the effort displayed during 2007 by the MIP plan participants, particularly in light of the reductions in force in 2007 which required that the same activities be performed by fewer people, Mr. Bevis submitted recommended "floor-level" discretionary bonus payments to the Committee. Mr. Bevis also discussed with the Compensation Committee the bonuses for his direct reports (including the named executive officers other than himself). The Compensation Committee authorized payment of discretionary bonuses equivalent to 39% of the bonuses that would have been payable under the Corporation's bonus plans, including the MIP, had the corporate EBITDAR target been attained, and authorized an additional $400,000 to be allocated among the participants in all Corporation bonus plans, including the MIP, as additional bonus amounts in Mr. Bevis' discretion. We show the resulting bonuses paid to named executive officers in column (d) of the Summary Compensation Table below.

        2004 MIP Long Term Incentive Plan.    The 2004 MIP Long Term Incentive Plan (the "LTI Plan") supplements the annual Management Incentive Compensation plan. The LTI Plan covers the same approximately 100 management employees as the 2007 MIP, including the named executive officers, except that Mr. Bevis does not participate in the LTI Plan. The LTI Plan provides that an amount equal to 50% of the annual bonus determined under the annual MIP Plans for each of the years in the four-year performance period 2004-2007 (inclusive) is paid to the participant following the end of that period, if the participant is then employed and fulfills the other conditions of the LTI Plan. Thus, no long-term bonus under the LTI Plan will be paid until 2008. Since in 2007 the corporate EBITDAR target was not attained at the minimum 85% threshold level, no mandatory bonuses were earned under the 2007 MIP Plan, and therefore there are no deferred LTI Plan bonus amounts for 2007 that will become part of the 2008 LTI Plan payment (if the participant is still employed). The amount of each named executive officer's deferred LTI Plan bonus for 2006 is shown in the Grants of Plan-Based Awards Table and in column (e) of the Summary Compensation Table below.

Equity-Related Compensation

        Overview.    On emergence from bankruptcy, we created the 2006 Restricted Stock Incentive Plan (the "Stock Plan") and the Deferred Cash Incentive Plan (the "Cash Plan" and together with the Stock Plan, the "2006 Plans") to give our core executive team an incentive to grow the enterprise value of our company. The 2006 Plans operate in tandem and basically reserve for the participants 8% of the value of the Corporation realized by our common and preferred stockholders upon a major corporate transaction. The Cash Plan provides a benefit of 8% of the value up to $224.8 million. ($224.8 million is the hurdle amount based on an estimate of the enterprise value of our company on emergence from bankruptcy, as made by our restructuring financial advisor.) The Stock Plan grants shares of Series M Preferred Stock which have no value unless the proceeds of the transaction exceed $224.8 million. The Stock Plan authorizes for grant shares of Series M Preferred Stock equal to 8% of the outstanding equity above the hurdle amount on a fully diluted basis.

        The 2006 Plans are intended to provide an incentive to the participants to increase the enterprise value of our company and secure their continued commitment and dedication to the Corporation by identifying their interests with those of the common and preferred stockholders.

        The 8% size of the bonus pool and the other material terms of the 2006 Plans were determined by negotiations among our management, JP Morgan, and the ad hoc committee of subordinated noteholders (who became common stockholders upon our emergence), all represented by legal counsel and with the participation of financial, restructuring and other advisors, before and during the bankruptcy proceedings. The 2006 Plans were approved by the Bankruptcy Court as part of its approval of our Plan on June 23, 2006, and became effective upon our emergence on July 18, 2006.

        On February 20, 2007 we made awards allocating the full bonus pool among 11 individuals as determined by Mr. Bevis with the approval of the Committee pursuant to the Plans. Among other things the awards entitled the participants to purchase Series M Preferred Stock, for $20 per share. On April 17, 2007 we awarded certain of those participants rights to purchase additional shares of Series M Preferred Stock, also for $20 per share, after re-purchasing those additional shares from a former named executive officer. The resulting allocations for the participating named executive officers, taking into account the additional rights awarded on April 17, 2007, were as follows:

	Number of Series M Preferred Shares	Percent of 8% Pool	Percent of Company Equity
Harold C. Bevis	5,000	63%	5.00%
R. David Corey	780	10%	0.78%
Kenneth J. Swanson	445	6%	0.44%
Joseph J. Kwederis	315	4%	0.31%
Stephen T. Auburn	225	3%	0.22%

        Deferred Cash Incentive Plan.    The Cash Plan provides each participant with a percentage share of a bonus pool (not in excess of 8% of $224.8 million) payable upon a "liquidation event" or upon a "redemption" of the Series AA Preferred Stock. A "liquidation event" includes a sale of substantially all of our assets, the sale or transfer of a majority of our outstanding common stock (assuming conversion of all convertible preferred stock into common stock), a merger, or a true liquidation (in each case excluding certain related party transactions and subject to certain technical adjustments). A "redemption" is a redemption of our Series AA Preferred Stock with aggregate redemption proceeds of $50 million or more (with an adjustment to redemption proceeds if there have been prior redemptions of Series AA Preferred Stock with proceeds of less than $50 million). These transactions are the events (other than an initial public offering) upon which our common and holders of our Series AA Preferred Stock are expected to realize liquidity from their investment in the Corporation.

        Upon the occurrence of any one of those events, the Corporation will pay each participant in the Cash Plan his or her percentage share of the bonus pool, in cash, except that up to 60% may be paid in the form of the securities received in the liquidation event that triggers payment. However, a participant (other than Mr. Bevis) must be employed on the date the liquidation event or redemption occurs, or have terminated his employment within 90 days before that date because of death, disability, discharge by the Corporation without "cause," or resignation by the participant with "good reason." A participant whose employment terminates in other circumstances forfeits his interest in the Cash Plan. For these purposes "cause" is the commission of a crime involving fraud, theft, dishonesty; engaging in willful or wrongful activities that are materially detrimental to the Corporation; uncured material and willful breach of responsibilities as an employee or failure to comply with company directives; or impairment by alcohol or drugs. "Good reason" is an uncured and nonconsensual assignment of the participant to duties inconsistent with his position, any reduction in base salary or bonus opportunity, or relocation of his business office more than 40 miles away.

        In the case of Mr. Bevis, "cause" and "good reason" are defined by reference to his employment agreement (described below). In addition, Mr. Bevis is entitled to benefits if his employment terminates for one of the above acceptable reasons within one year (rather than 90 days) before the liquidation event or redemption. Also, his benefits are subject to monthly vesting over a 36 month period beginning with our July 18, 2006 emergence from bankruptcy, entitling him to vested benefits after termination regardless of the reason for termination, if a triggering transaction occurs.

        2006 Restricted Stock Incentive Plan.    The Stock Plan provides each participant with a share of an authorized pool of 8,000 shares of Series M Preferred Stock, which participates in the enterprise value of our company upon a "liquidation event" or upon an 80% "redemption" of the shares of Series AA Preferred Stock (substantially the same events as described for the Cash Plan above) or upon a public offering, to the extent the proceeds exceed $224.8 million. A participant's restricted Series M Preferred Stock vest monthly over a 36 month period beginning with our July 18, 2006 emergence from bankruptcy, or upon a liquidation event, redemption, or public offering; or upon certain terminations of employment within a limited period before an accelerated vesting event.

        Upon receiving their awards in February 2007, and the additional awards in April 2007, participants purchased their shares of Series M Preferred Stock for $20 per share. At that time, the fair market value of the shares of Series M Preferred Stock (as determined by an appraisal by an independent appraisal firm), was $103 per share. Each participant made an election under Section 83(b) of the Internal Revenue Code to pay tax at that time on the $83 difference between those amounts; and we paid a bonus (the "Series M Bonus") of $138 per share (the tax-grossed-up amount of the $83 difference) to each participant to enable the participant to pay such taxes. This bonus was paid on February 26, 2007 and is included in the amount shown in column (e) of the Summary Compensation Table below.

        The Corporation may repurchase (other than from Mr. Bevis) restricted shares that were vested upon termination. Repurchase is at fair market value as of the date of termination if the repurchase occurs within 180 days of the termination of employment, otherwise at fair market value as of the date of the repurchase. Fifty percent of the repurchase price may be paid on a deferred basis in certain circumstances. Otherwise, upon a liquidation event or redemption of shares of Series AA Preferred Stock, the Series M Preferred Stock is redeemed for an amount equivalent to the participants' share of the Stock Plan's 8% share of the proceeds in excess of the $224.8 hurdle amount (subject to certain adjustments). Upon a public offering the Series M Preferred Stock is converted to common stock.

Other Compensation

        Broad-Based Plans.    We maintain a Salary Deferral Plan under Section 401(k) of the Internal Revenue Code, in which our executive officers, like most of our other employees, may participate. Each participant may contribute up to 50% of his or her eligible compensation (up to statutory limits) and we match those contributions at 100% up to the first 3% of compensation. We have not made additional profit sharing contributions under that plan.

        We also maintain a Defined Benefit Pension Plan. Participation (entry of new participants) into this plan was "frozen" as of January 1, 2003, and further accrual of benefits was "frozen" as of June 30, 2004 (except for certain union employees). Only one of our named executive officers (Mr. Swanson) has a benefit under the Pension Plan. We show the present value of this "frozen" accrued benefit in column (d) of the Pension Benefits Table below. We do not have any other pension plans or supplemental executive retirement plans covering management employees.

        In addition to those plans, our named executive officers participate in our broad-based group life, health and hospitalization plans that do not discriminate in favor of executive officers and that are available generally to all salaried and hourly employees.

        Personal Benefits.    We provide certain personal benefits to our named executive officers, as set forth in detail in Note 4 accompanying the Summary Compensation Table, below. For example, we provide relocation assistance for key employees that we have hired and required to move to the area of our corporate headquarters. This includes relocation assistance for Mr. Kwederis, which is included in column (g) of the Summary Compensation Table below. In addition, pursuant to his employment contract described below, we provided Mr. Bevis in 2007 with an automobile allowance to facilitate his travel, reimbursed him for country club dues and expenses to enable him to network with prospective customers, suppliers and other business executives, and reimbursed him for tax and financial planning expenses incurred to get the most after-tax value from his compensation. We also provide indoor parking near our headquarters for our Schaumburg-based executive officers (all our named executive officers other than Mr. Swanson). We show these personal benefit costs to us in column (g) of the Summary Compensation Table, below.

Employment Agreements

        We have employment agreements with Mr. Bevis, our President and Chief Executive Officer, and with Mr. Corey, our Executive Vice President and Chief Operating Officer.

        Mr. Bevis.    Effective December 21, 2006, after negotiations with Mr. Bevis and approval of the Compensation Committee, we amended and restated his employment agreement to extend the term from a term expiring January 1, 2008 to a term expiring July 31, 2010, to increase his base compensation from $650,000 per year to $675,000 per year (subject to discretionary increases), to provide that his bonus will be determined under the Management Incentive Plan for 2006 and later years, to update references to our other plans, and to make changes required by Section 409A of the Internal Revenue Code.

        As amended, Mr. Bevis' employment agreement calls for the adjusted base salary and MIP bonus as just described. The employment agreement also provides that Mr. Bevis will participate in bonus and incentive plans or arrangements which may be provided by the Corporation from time to time to its senior executives, with award opportunities commensurate with this position, duties and responsibilities. The employment agreement expressly includes the Stock Plan and Cash Plan. However, as noted above, Mr. Bevis does not participate in the LTI Plan. The employment agreement also provides for an automobile allowance of $27,600 per year, and for our reimbursement of his country club dues and expenses up to $14,000 per year, tax and financial planning services up to $10,500 per year, and the cost and expenses of an annual physical examination up to $7,000 per year, all subject to appropriate documentation. Mr. Bevis is also entitled to at least four weeks paid vacation per year. Mr. Bevis also is eligible for other employee and fringe benefits made generally available to senior executives.

        If Mr. Bevis' employment is terminated without cause or he resigns for good reason, he will be entitled to receive salary continuation severance payments and continue to participate in our medical and dental plans for two years. We discuss these benefits in more detail under "Payments on Termination and Change of Control," below. Mr. Bevis also is eligible for certain severance amounts if his employment is terminated due to his death or disability. For these purposes "cause" is the commission of a crime involving fraud, theft, or dishonesty; engaging in willful or wrongful activities that are materially detrimental to the Corporation; uncured material and willful breach of responsibilities as an employee or failure to comply with company directives; or impairment by alcohol or drugs. However "cause" does not include bad management decision-making or acts or omissions taken in good faith in the best interests of the Corporation and reasonably believed not to have been improper or illegal. Mr. Bevis has the right to appear before the Board in connection with any termination for cause, and any such determination by the Board is subject to de novo review in any forum in which the issue is disputed. "Good reason" is an uncured and nonconsensual assignment to Mr. Bevis of duties inconsistent with his position, the Corporation's material breach of the employment agreement (including failure to elect Mr. Bevis to the board or to reappoint him as President and Chief

Executive Officer), any reduction in base salary or bonus opportunity, relocation of his business office more than 40 miles away, or a termination of employment by Mr. Bevis for any reason or no reason within the six months following a "liquidation event" (which has substantially the meaning described above in connection with the Cash Plan).

        The employment agreement also provides for non-disclosure of confidential information and non-competition for one year following termination of employment with us. Mr. Bevis has agreed in his employment agreement that any inventions, improvements, technical or software developments, trademarks, patents and similar information relating to us or our business, products or services conceived, developed or made by him while employed by us belong to us.

        Mr. Corey.    We have a four-year employment agreement with Mr. Corey, our Executive Vice President and Chief Operating Officer, effective June 10, 2005. The employment agreement provides for the payment of a base salary of $367,500, subject to discretionary increases. The employment agreement also provides that Mr. Corey will participate in all bonus and incentive plans or arrangements which may be provided by the Corporation from time to time to its senior executives, with award opportunities commensurate with his position, duties and responsibilities. Mr. Corey's employment agreement had provided for his participation in the Pliant 2004 Restricted Stock Incentive Plan, but pursuant to our Fourth Amended Joint Plan of Reorganization which was approved by the Bankruptcy Court on June 23, 2006, participants were required to relinquish their rights in that Plan as a condition to participation in the Stock Plan and the Cash Plan. The agreement also provides for at least four weeks paid vacation per year, and includes non-disclosure of confidential information provisions and a non-compete provision for one year following termination of employment with us. Mr. Corey also is eligible for other employee and fringe benefits made generally available to senior executives.

        If Mr. Corey's employment is terminated without cause or he resigns for good reason, he will be entitled to receive severance payments and continue to participate in our medical and dental plans for two years, among other benefits. We discuss these benefits in more detail under "Payments on Termination and Change of Control", below. Mr. Corey also is eligible for certain severance amounts if his employment is terminated due to his death or disability. For these purposes "cause" has the same definition as for Mr. Bevis, including the right to appear before the Board of Directors in connection with any termination for cause. "Good reason" is an uncured and nonconsensual assignment to Mr. Corey of duties inconsistent with his position, the Corporation's material breach of the employment agreement, any reduction in base salary, relocation of his business office more than 40 miles away, or a termination of employment by Mr. Corey for any reason or no reason within the six months following a "liquidation event" (as described above).

        The employment agreement also provides for non-disclosure of confidential information. Mr. Corey has agreed in his employment agreement that any inventions, improvements, technical or software developments, trademarks, patents and similar information relating to us or our business, products or services conceived, developed or made by him while employed by us belong to us.

        Mr. Kwederis.    Although we do not have formal employment contracts with other officers, our letter of February 2, 2005 confirming our employment offer to Joseph J. Kwederis, our Chief Financial Officer for the year ended December 31, 2007, outlines certain terms and conditions of his employment. The letter provides for the payment of a base annual salary of $200,000 and for three weeks annual vacation. It also provides that Mr. Kwederis will participate in the annual Management Incentive Plan and the LTI Plan, as well as the salaried employees' health and welfare benefit plans. The letter states that if Mr. Kwederis' employment is involuntarily terminated without cause (as determined by our Board), he will be eligible for one year of severance pay in a lump sum and outplacement support. By letter dated August 26, 2005, the Corporation confirmed Mr. Kwederis' promotion to Chief Financial Officer and increased his base annual salary to $225,000.

        Mr. Auburn.    Our correspondence of July 19, 2005, with Stephen T. Auburn, containing our offer and his acceptance of the position of our General Counsel, provides that if Mr. Auburn's employment is involuntarily terminated without cause, or as a result of a change of control, he will be eligible for not less than 52 weeks of base salary continuation, subject to delivery of a release of employment-related claims and customary covenants.

        Mr. Swanson.    Our letter of August 17, 2004 to Mr. Swanson confirms his participation in the LTI Plan and other plans and provides that if Mr. Swanson's employment is involuntarily terminated without cause (as determined by our Board) he will be eligible for one year of base salary continuation and outplacement service.

Other Matters

        Timing of Awards.    As discussed above, we currently have no stock option plan. The Series M Preferred Stock underlying the awards granted in 2007 under the Stock Plan is not publicly traded; and the value of the award and its accounting treatment are not particularly sensitive to the timing of the award.

        Impact of Tax and Accounting Rules.    As discussed above, the forms of our executive compensation are largely dictated by our capital structure and have not been designed to achieve any particular accounting treatment. We do take tax considerations into account, both to avoid tax disadvantages, and obtain tax advantages where reasonably possible consistent with our compensation goals. (Tax advantages for our executives benefit us by reducing the overall compensation we must pay to provide the same after-tax income to our executives.) Thus our plans are designed or are being reviewed to take account of "parachute" excise taxes under Section 280G of the Internal Revenue Code and to avoid deferred compensation plan failures under Section 409A of the Internal Revenue Code; and our Stock Plan provides compensation in the form of stock in part to permit potential capital gain treatment pursuant to Section 83(b) of the Internal Revenue Code for its participants (in the same manner as our actual common and holders of our Series AA Preferred Stock would receive on a liquidity transaction), as well as to solidify our executive's interest with those of the stakeholders. Since we currently have no publicly traded common stock, we are not currently subject to the $1,000,000 limitation on deductions for certain compensation, though that rule will be considered if our common stock becomes publicly traded.

        Recovery of Certain Awards.    We do not have a formal policy for recovery of bonuses paid on the basis of financial results which are subsequently restated. Under the Sarbanes-Oxley Act of 2002, as amended, our Chief Executive Officer and Chief Financial Officer must forfeit bonuses and incentive compensation paid on the basis of financial statements for which they were responsible and which have to be restated. In that event we would expect to recover such bonuses and incentive compensation. If and when the situation arises in other events we would consider our course of action in light of the particular facts and circumstances, including the culpability of the individuals involved.

        Share Ownership Guidelines.    In view of our capital structure, share ownership guidelines for executive officers are not feasible. We provide for key management to have an equity-equivalent interest in our total enterprise value through the 2006 Plans discussed above.

Summary Compensation Table

        The table below summarizes the compensation of our named executive officers for 2006 and 2007. As discussed above in the Compensation Discussion and Analysis, we did not grant stock options or other equity awards in 2006 or 2007, so this table does not contain any columns for those types of awards.

Name and Principal Position (a)	Year (b)	Salary(1) ($) (c)		Bonus(2) ($) (d)		Non-equity Incentive Plan Compensation (3) ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(7) ($) (f)	All Other Compensation (4) ($) (g)	Total ($) (h)
Harold C. Bevis President and Chief Executive Officer	2007 2006	675,000 625,673	(5)	600,000 667,920	(6)	685,384 866,450	— —	134,335 93,669	2,094,719 2,253,712
Joseph J. Kwederis Senior Vice President and Chief Financial Officer	2007 2006	252,022 241,442		75,000 123,750		43,179 226,834	— —	16,042 46,664	386,243 638,690
R. David Corey Executive Vice President and Chief Operating Officer	2007 2006	411,635 380,221	(5)	190,000 202,125		106,920 370,495	— —	14,963 14,345	723,518 967,186
Stephen T. Auburn Vice President and General Counsel	2007 2006	252,022 241,442		75,000 123,750		30,842 226,834	— —	15,663 11,225	373,527 603,251
Kenneth J. Swanson Senior Vice President and President, Engineered Films Group	2007 2006	243,064 236,831		70,000 122,335	(6)	63,901 61,167	0 0	16,144 7,775	393,109 428,108

(1)
This column includes the earnings of the final pay period of 2006 that were paid in 2007, and the earnings of the final pay period of 2007 that were paid in 2008.

(2)
This column shows in the rows for 2006 the annual bonus under our MIP, as discussed above in the Compensation Discussion and Analysis, earned in 2006 and actually paid in 2007, and shows in the rows for 2007 the "floor level" bonus authorized for 2007 in the absence of an annual bonus under our MIP, as also discussed in the Compensation Discussion and Analysis above.

(3)
This column shows in the rows for 2006 the sum of the emergence bonus earned and paid following emergence from our bankruptcy reorganization, plus a deferred bonus under our LTI Plan earned in 2006 but scheduled for payment in 2008. The rows for 2007 show the Series M Bonus under the Stock Plan as discussed in the Compensation Discussion and Analysis above.

(4)
This column reports matching contributions to our tax-qualified Section 401(k) plan on behalf of our named executive officers (which for each named executive officer were $6,600 in 2006 and $6,750 in 2007), plus other compensation and personal benefits. Other compensation for Mr. Bevis includes $26,000 and $54,000 in 2006 and 2007, respectively, for services as a member of our Board of Directors. Personal benefits for all of our Schaumburg-based named executive officers (Messrs. Bevis, Kwederis, Corey, and Auburn) included indoor parking at our headquarters with an annual cost to us of $1500 for each individual for both 2006 and 2007. In addition, personal benefits for Mr. Bevis included a car allowance of $27,600 in both 2006 and 2007, country club dues reimbursement of $14,000 in both 2006 and 2007, tax and financial planning reimbursement of $10,500 in both 2006 and 2007, and event tickets, spouse travel expenses, airline lounge membership and gifts totaling $7,169 in 2006 and $21,985 in 2007. Personal benefits for Mr. Kwederis included reimbursed moving expenses of $36,464 in 2006 and $3,842 in 2007, and event tickets, spouse travel expenses and gifts totaling $2,100 in 2006 and $3,950 in 2007. Personal benefits for Mr. Corey included event tickets, airline lounge membership and gifts totaling $6,245 in 2006 and $6,713 in 2007. Personal benefits for Mr. Auburn included event tickets, airline lounge membership and gifts totaling $2,900 in 2006 and $7,414 in 2007. Personal benefits for Mr. Swanson included family travel expenses, airline lounge memberships and event tickets totaling $1,175 in 2006 and $9,394 in 2007.

(5)
This does not include $25,000 for Mr. Bevis and $14,135 for Mr. Corey in salary for 2006 actually paid in 2005 which were included in our report of Mr. Bevis' and Mr. Corey's annual salary in our 2005 Form 10-K filed March 31, 2006.

(6)
This does not include $30,300 for Mr. Bevis and $70,200 for Mr. Swanson in 2005 MIP Bonus paid in 2006 after the 2005 Form 10-K was filed.

(7)
Mr. Swanson is the only named executive officer to have a pension benefit, which is described in connection with the "Pension Benefits" table below. This column would report increases in the present value of that frozen accrued benefit. However, in 2006, the present value actually decreased from $69,870 at December 31, 2005 to $68,743 at December 31, 2006, due to changes in the discount rate from 5.75% as of December 31, 2005 to 6.00% as of December 31, 2006. Likewise, in 2007, the present value decreased from $68,743 at December 31, 2006 to $67,308 at December 31, 2007, due to changes in the discount rate from 6.00% as of December 31, 2006 to 6.29% as of December 31, 2007. Under governing regulations a negative amount for this item is reported as $0.

Grants of Plan Based Awards

        This table shows the number of shares of Series M Preferred Stock granted to each named executive officer in 2007 and the grant date fair value of each such award, pursuant to the Stock Plan. We describe the Stock Plan above in the Compensation Discussion and Analysis.

					All Other Stock Awards: Number of Shares of Stock or Units (#)(i)	All Other Option Awards: Number of Securities Underlying Options (#)(j)			Grant Date Fair Value of Stock and Option Awards (l)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Exercise or Base Price of Option Awards ($/Sh)(k)
Name(a)	Grant Date (b)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)
Principal Executive Officer Harold C. Bevis	2/20/2007	— —	— —	— —	— —	5,000		$20		$415,000
Principal Financial Officer Joseph J. Kwederis	2/20/2007 4/17/2007	— —	— —	— —	— —	310 5	$ $	20 20	$ $	25,730 415
Executive Officer A R. David Corey	2/20/2007 4/17/2007	— —	— —	— —	— —	765 15	$ $	20 20	$ $	63,495 1,245
Executive Officer B Stephen T. Auburn	2/20/2007 4/17/2007	— —	— —	— —	— —	220 5	$ $	20 20	$ $	18,260 415
Executive Officer C Kenneth Swanson	2/20/2007 4/17/2007	— —	— —	— —	— —	440 5	$ $	20 20	$ $	36,250 415

(1)
As described in the Compensation Discussion and Analysis, above, there were no deferred awards to any Named Executive Officer under the Corporation's LTI Plan in 2007. Payment of LTI Plan awards is scheduled for 2008 without further adjustment to the amount for earnings or other contingencies, other than the executive's service to the payment date. The Corporation has reported deferred awards under the LTI Plan in each year in which awards were earned (although no awards were earned in 2007). Under governing regulations, these deferred awards will not be reported again when paid (if the executive is employed on the payment date) in 2008.

Outstanding Equity Awards at Fiscal Year End

        This table shows the number of shares of Series M Preferred Stock granted to each named executive officer in 2007, pursuant to the Stock Plan, that have not yet vested as of December 31, 2007. We describe the Stock Plan above in the Compensation Discussion and Analysis.

	Stock Awards
Name(a)	Number of Shares or Units of Stock That have not Vested (#)(g)	Market Value of Shares or Units of Stock That have not Vested ($)(h) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That have not Vested (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That have not Vested ($)(j)
Principal Executive Officer Harold C. Bevis	2,639	271,817
Principal Financial Officer Joseph J. Kwederis	166	17,098
Executive Officer A R. David Corey	412	42,436
Executive Officer B Stephen T. Auburn	119	12,257
Executive Officer C Kenneth J. Swanson	235	24,205

(1)
As explained above in the Compensation Discussion and Analysis there is no trading of or market for the Series M Preferred Stock, and therefore no closing market price exists for determining the value realized upon vesting. However as also discussed above in the Compensation Discussion and Analysis the Series M Preferred Stock was appraised (by an independent appraisal firm) at a value of $103 per share for purposes of the 2007 awards to our executives. The amount shown in column (h) is determined by multiplying the number of shares by that appraised $103 per share value.

Option Exercises and Stock Vested

        This table shows the number of shares of Series M Preferred Stock granted to each named executive officer in 2007, pursuant to the Stock Plan, that have vested as of December 31, 2007. We describe the Stock Plan above in the Compensation Discussion and Analysis.

	Option Awards		Stock Awards
Name(a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($)(e) (1)
Principal Executive Officer Harold C. Bevis			2,361	243,183
Principal Financial Officer Joseph J. Kwederis			149	15,347
Executive Officer A R. David Corey			368	37,904
Executive Officer B Stephen T. Auburn			106	10,918
Executive Officer C Kenneth J. Swanson			210	21,630

(1)
As explained above in the Compensation Discussion and Analysis there is no trading of or market for the Series M Preferred Stock, and therefore no closing market price exists for determining the value realized upon vesting. However as also discussed above in the Compensation Discussion and Analysis the Series M Preferred Stock was appraised (by an independent appraisal firm) at a value of $103 per share for purposes of the 2007 awards to our executives. The amount shown in column (e) is determined by multiplying the number of shares by that appraised $103 per share value.

Pension Benefits

        We do not have any supplemental executive retirement plans and none of our named executive officers are entitled to any defined benefit pensions at all, other than Mr. Swanson. His pension benefit comes from our Defined Benefit Pension Plan. That plan provides a benefit (normally in the form of a life annuity beginning at age 65) of (i) 1.6% of final average compensation times years of credited services, minus (ii) 1.5% of the participant's primary social security benefit times years of credited service (subject to a maximum offset). As discussed above in the Compensation Discussion and Analysis, that plan was amended to cease the entry of new participants effective January 1, 2003; and further accrual of accrued benefits was "frozen" for all non-union participants, including Mr. Swanson, effective June 30, 2004. The following table shows Mr. Swanson's frozen accrued benefit.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Harold C. Bevis President and Chief Executive Officer	—	—	—	—
Joseph J. Kwederis Senior Vice President and Chief Financial Officer	—	—	—	—
R. David Corey Executive Vice President and Chief Operating Officer	—	—	—	—
Stephen T. Auburn Vice President and General Counsel	—	—	—	—
Kenneth J. Swanson (1) Senior Vice President and President, Engineered Films Group	Defined Benefit Pension Plan	12.4	$67,308	$0

(1)
Mr. Swanson's frozen accrued benefit is $1,893.65 per month. The calculation of present value is based on assumptions of: discount rate, 6.29%, pre-retirement mortality, none; post-retirement mortality, 1994 GAM; and retirement age, 62. In accordance with SEC guidance, the discount rate and mortality table are consistent with those used for the financial statement disclosures, and the assumed retirement age is the earliest age at which unreduced benefits are available.

Payments on Termination and Change of Control

        The employment agreements for Messrs. Bevis and Corey, described above in the Compensation Discussion and Analysis, include provisions for benefits upon certain terminations of employment.

        Mr. Bevis.    Upon any termination of employment (including voluntary resignation and termination for cause), Mr. Bevis is entitled to payment of accrued but unpaid base salary through the date of termination plus incurred but unreimbursed business expenses, and entitled to vested benefits under applicable plans, accrued vacation pay, and statutory benefits. Upon termination of employment for disability, Mr. Bevis is additionally entitled to payment of base salary until such time as disability benefits become payable under the company's generally applicable long-term disability plan (a period of six months under our disability plan currently in place).

        In addition, upon a termination without cause or for "good reason," Mr. Bevis is entitled to:

  •
  salary continuation for a period of 24 months, payable monthly,

  •
  an amount equal to the bonus compensation for the calendar year before the year of termination, pro-rated according to the number of days he was an employee in the year of termination, and

  •
  continued participation in the company's medical and dental plan for a period beginning on the termination date and lasting two years or until he becomes covered under a successor employer's plan (or the company's payment of the premium for a comparable policy if he cannot be covered under the company's plans).

        Although the employment agreement itself does not provide special or different benefits contingent upon termination in connection with a change of control, it provides that if Mr. Bevis incurs an excise tax under Section 280G of the Code by reason of "excess parachute payments," the company will pay those excise taxes plus an additional tax gross-up amount such that after payment of all taxes on such additional amount Mr. Bevis retains a balance sufficient to pay such excise taxes.

        The definitions of "cause" and "good reason" for purposes of these termination benefits are described above in the Compensation Discussion and Analysis in connection with Mr. Bevis' employment agreement. As also noted there, the employment agreement provides for non-disclosure of confidential information and non-competition for one year following termination of employment with us. Mr. Bevis has agreed in his employment agreement that any inventions, improvements, technical or software developments, trademarks, patents and similar information relating to us or our business, products or services conceived, developed or made by him while employed by us belong to us.

        Mr. Corey.    As with Mr. Bevis, upon any termination of employment (including voluntary resignation and termination for cause), Mr. Corey is entitled to payment of accrued but unpaid base salary through the date of termination plus incurred but unreimbursed business expenses, and entitled to vested benefits under applicable plans, accrued vacation pay, and statutory benefits. Upon termination of employment for disability, Mr. Corey is additionally entitled to payment of base salary until such time as disability benefits become payable.

        In addition, upon a termination without cause or for "good reason," Mr. Corey is entitled to:

  •
  salary continuation for a period of 24 months, payable monthly,

  •
  an amount equal to the incentive plan award under the applicable management incentive plan for the calendar year before the year of termination, pro-rated according to the number of days he was an employee in the year of termination,

  •
  a lump sum payment equal to two times the incentive plan award under the applicable management incentive plan for the calendar year before the year of termination, and

  •
  continued participation in the company's medical and dental plan for a period beginning on the termination date and lasting two years or until he becomes covered under a successor employer's plan (or the company's payment of the premium for a comparable policy if he cannot be covered under the company's plans).

        As with Mr. Bevis, the employment agreement for Mr. Corey does not itself provide special or different benefits upon termination in connection with a change of control, but it provides that if Mr. Corey incurs an excise tax under Section 280G of the Code by reason of "excess parachute payments," the company will pay those excise taxes plus an additional tax gross-up amount such that after payment of all taxes on such additional amount Mr. Bevis retains a balance sufficient to pay such excise taxes.

        The definitions of "cause" and "good reason" for purposes of these termination benefits are described above in the Compensation Discussion and Analysis in connection with Mr. Corey's employment agreement. As also noted there, the employment agreement provides for non-disclosure of confidential information and non-competition for one year following termination of employment with us. Mr. Corey has agreed in his employment agreement that any inventions, improvements, technical or software developments, trademarks, patents and similar information relating to us or our business, products or services conceived, developed or made by him while employed by us belong to us.

        Mr. Kwederis.    As discussed above in the Compensation Discussion and Analysis, the employment correspondence with Mr. Kwederis entitles him to one year of severance pay in a lump sum and outplacement support in the event of his involuntary termination of employment without cause.

        Mr. Auburn.    As discussed above in the Compensation Discussion and Analysis, the employment correspondence with Mr. Auburn entitles him to 52 weeks of base salary continuation if his employment is involuntarily terminated without cause or terminates as a result of a change of control.

        Mr. Swanson.    As discussed above in the Compensation Discussion and Analysis, the benefit plan correspondence with Mr. Swanson entitles him to one year of base salary continuation and outplacement support in the event of his involuntary termination of employment without cause.

        The following table shows the amounts to which Mr. Bevis, Mr. Corey, Mr. Kwederis, Mr. Auburn and Mr. Swanson would be entitled to in respect of those benefit items if a termination of employment entitling the executive to maximum benefits (whether or not accompanied by a change of control) occurred on December 31, 2007. The amounts below assume that the company's costs of medical and dental plan would remain constant over the two-year continuation period for Messrs. Bevis and Corey and in view of the maximum two-year benefit period the table does not reduce periodic payments to present value. The value of outplacement is assumed to be 10% of the executive's base compensation. We assume the parachute gross-up would not be triggered for either Mr. Bevis or Corey (because, among other things, their potential parachute payments are less than three times their respective base amounts).

	Salary Continuation		Prior Year Bonus	Lump Sum Of Two Times Bonus	Benefit Plan Continuation	Outplacement	Parachute Gross-Up	TOTAL
Harold C. Bevis President and Chief Executive Officer	1,350,000	(1)	667,920	—	21,247	—	0	2,039,167
Joseph J. Kwederis Senior Vice President and Chief Financial Officer	253,688	(2)	—	—	—	25,369	0	279,057
R. David Corey Executive Vice President and Chief Operating Officer	828,713	(1)	202,125	404,250	21,247	—	0	1,456,335
Stephen T. Auburn Vice President and General Counsel	253,688	(3)	—	—	—	—	0	253,688
Kenneth J. Swanson Senior Vice President and President, Engineered Films Group	244,670	(3)	—	—	—	24,467	0	269,137

(1)
Paid as salary continuation for two years.

(2)
Paid in a lump sum.

(3)
Paid as salary continuation for one year.

Equity Compensation Plan Information

        Our Series M Preferred Stock is closely held and not publicly traded. Therefore, our Board of Directors approves our equity compensation plan without obtaining approval directly from our shareholders. As of December 31, 2007, 8,000 shares of Series M Preferred Stock had been issued pursuant to our Stock Plan.

SECURITY OWNERSHIP OF
MORE THAN 5% STOCKHOLDERS, DIRECTORS AND NAMED EXECUTIVE OFFICERS

Security Ownership of Certain Beneficial Owners and Management

        The following table contains information with respect to the ownership of our Common Stock, Series AA Preferred Stock and Series M Preferred Stock as of the close of business on the Record Date, March 24, 2008, by:

  •
  each person known to own beneficially more than 5% of our voting securities (our Common Stock and our Series AA Preferred Stock),

  •
  each of our directors,

  •
  each of our Named Executive Officers, and

  •
  all of our directors and Named Executive Officers as a group.

        Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

	Number of Shares of Common Stock Beneficially Owned	Percent of Class	Number of Shares of Series AA Preferred Stock Beneficially Owned	Percent of Class		Number of Shares of Series M Preferred Stock Beneficially Owned	Percent of Class
JP Morgan Partners (BHCA) L.P./Southwest Industrial Films LLC/Southwest Industrial Films II LLC/Flexible Films LLC/Flexible Films II LLC/Chase Equity Associates (1)(2)	50,162	51.52%	41,894	12.51%		—	*	%
Harbinger Capital Partners/Harbinger Capital Partners Master Fund I Ltd. (3)	7,124	7.32%	—	*	%	—	*	%
King Street Capital L.P./King Street Capital Ltd./King Street Institutional Ltd./King Street Advisers, L.L.C./King Street Capital Management, L.L.C./O. Francis Biandi, Jr. and Brian J. Higgins (4)(5)	6,883	7.07%	—	*	%	—	*	%

	Number of Shares of Common Stock Beneficially Owned	Percent of Class		Number of Shares of Series AA Preferred Stock Beneficially Owned	Percent of Class		Number of Shares of Series M Preferred Stock Beneficially Owned	Percent of Class
New York Life Capital Partners L.P. (6)	6,377	6.55%		12,499	3.73%		—	* %
Harold C. Bevis	—	*	%	—	*	%	5,000	62.5%
John D. Bowlin	—	*	%	—	*	%	—	* %
Eugene I. Davis	—	*	%	—	*	%	—	* %
David G. Elkins	—	*	%	—	*	%	—	* %
Edward A. Lapekas	12	*	%	—	*	%	—	* %
Stephen V. McKenna	—	*	%	—	*	%	—	* %
Timothy J. Walsh	—	*	%	—	*	%	—	* %
Stephen T. Auburn	—	*	%	—	*	%	225	2.8%
R. David Corey	—	*	%	—	*	%	780	9.7%
Greg E. Gard	17	*	%	17	*	%	115	1.4%
James M. Kingsley	—	*	%	—	*	%	445	5.5%
James L. Kaboski	—	*	%	—	*	%	225	2.8%
Joseph J. Kwederis	—	*	%	—	*	%	315	3.9%
Robert J. Maltarich	13	*	%	16	*	%	225	2.8%
Kenneth J. Swanson	—	*	%	—	*	%	445	5.5%
Fred D. Wampnar	3	*	%	5	*	%	225	2.8%
All directors and executive officers as a group (16 persons)	45	0.04%		38	*	%	8,000	100%

*
Less than 1%.

(1)
Includes (i) 9,422 shares of Common Stock held by JP Morgan Partners (BHCA), L.P., (ii) 22,697 shares of Common Stock held by Southwest Industrial Films, LLC and 1,324 shares of Common Stock held by Southwest Industrial Films II, LLC, (iii) 14,699 shares of Common Stock and 36,998 shares of Series AA Preferred Stock held by Flexible Films LLC, (iv) 1,945 shares of Common Stock and 4,896 of Series AA Preferred Stock held by Flexible Films II LLC and (v) 75 shares of Common Stock held by Chase Equity Associates. The managing member of each of Southwest Industrial Films, LLC, Southwest Industrial Films II, LLC, Flexible Films, LLC and Flexible Films II, LLC is J.P. Morgan Partners (BHCA), L.P. J.P. Morgan Partners (BHCA), L.P. is controlled by JPMP MasterFund Manager, L.P., its general partner, which is controlled by J.P. Morgan Capital Corp. as its general partner. J.P. Morgan Capital Corp. is a wholly owned subsidiary of JPMorgan Chase & Co., a publicly traded company (NYSE: JPM). J.P. Morgan Partners (BHCA), L.P. owns 99.999% of Southwest Industrial Films, LLC, 100% of Southwest Industrial Films II, LLC, 99.9998% of Flexible Films LLC and 100% of Flexible Films II, LLC. Voting and disposition decisions at JPMP Capital Corp. are made by three or more of its officers, and therefore no individual officer of JPMP Capital Corp. is the beneficial owner of the securities. J.P. Morgan Partners (BHCA), L.P., Southwest Industrial Films, LLC, Southwest Industrial Films II, LLC, Flexible Films LLC and Flexible Films II, LLC and Chase Equity Associates each have a mailing address of c/o CCMP Capital Advisors LLC, 245 Park Avenue, 16th Floor, New York, New York 10167.

(2)
CCMP, a private equity firm formed in August 2006 by the former buyout/growth equity professionals of J.P. Morgan Partners, LLC, serves as investment advisor to JP Morgan. Mr. McKenna and Mr. Walsh are managing directors of CCMP.

(3)
Includes (i) 6,966 shares of Common Stock held by Harbinger Capital Partners and (ii) 158 shares of Common Stock held by Harbinger Capital Partners Master Fund I Ltd. The address of Harbinger Capital Partners is 555 Madison Avenue, 16th Floor, New York, New York 10022. The address of Harbinger Capital Partners Master Fund I Ltd. is One Riverchase Parkway South, Birmingham, Alabama 35244.

(4)
Includes (i) 2,253 shares of Common Stock held by King Street Capital L.P. and (ii) 4,630 shares of Common Stock held by King Street Capital Ltd. The address of King Street Capital L.P. and King Street Capital Ltd. is 65 East 55th Street, 30th Floor, New York, New York 10020. As disclosed on Schedule 13G, described below in footnote (5), King Street Institutional Ltd., which previously owned 446 shares of Common Stock, merged into King Street Capital Ltd. and such shares were transferred to King Street Capital Ltd.

(5)
As disclosed on Schedule 13G filed jointly by King Street Capital, L.P., King Street Capital, Ltd., King Street Advisers, L.L.C., King Street Capital Management, L.L.C., O. Francis Biondi, Jr. and Brian J. Higgins on February 14, 2008, because of relationships described therein, (i) King Street Capital, L.P. may be deemed to be the beneficial owner of 9,484 shares of Series AA Preferred Stock, (ii) King Street Capital, Ltd. may be deemed to be the beneficial owner of 19,516 shares of Series AA Preferred Stock, (iii) King Street Advisers, L.L.C. may be deemed to be the beneficial owner of 9,484 shares of Series AA Preferred Stock, consisting of the shares of Series AA Preferred Stock owned by King Street Capital, L.P., (iv) King Street Capital Management, L.L.C. may be deemed to be the beneficial owner of 29,000 shares of Series AA Preferred Stock, consisting of the shares of Series AA Preferred Stock which are beneficially owned by King Street Capital, L.P. and King Street Capital, Ltd., (v) O. Francis Biondi, Jr. may be deemed to be the beneficial owner of 29,000 shares of Series AA Preferred Stock, consisting of the shares of Series AA Preferred Stock which are beneficially owned by King Street Capital, L.P. and King Street Capital, Ltd. and (vi) Brian J. Higgins may be deemed to be the beneficial owner of 29,000 shares of Series AA Preferred Stock, consisting of the shares of Series AA Preferred Stock which are beneficially owned by King Street Capital, L.P. and King Street Capital, Ltd. The mailing address of King Street Capital, Ltd. c/o Codan Trust Company (B.V.I.) Ltd., Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands, VG1110. The address of King Street Capital, L.P., King Street Advisers, L.L.C., and King Street Capital Management, L.L.C. is 65 East 55th Street, 30th Floor, New York, New York 10020-1080.

(6)
The mailing address of New York Life Capital Partners L.P. is 51 Madison Avenue, Suite 3009, New York, New York 10010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Executive Officers and Directors

        We have entered into both formal and informal employment agreements with our executive officers. Compensation arising from these agreements is disclosed in "SUMMARY COMPENSATION TABLE", and discussion of the terms of these agreements is set forth in "EXECUTIVE COMPENSATION AND RELATED INFORMATION—Compensation Discussion and Analysis—Employment Agreements".

Transactions Between Pliant and Stockholders

        Registration Rights Agreement.    On July 18, 2006, we entered into a Registration Rights Agreement that is binding on all parties receiving shares of our Series AA Preferred Stock, pursuant to the terms of our reorganization. As required by the terms of the Registration Rights Agreement, our Series AA Preferred Stock began to be quoted on the Over-the-Counter Bulletin Board on August 1, 2007. The Registration Rights Agreement also provides that, at any time after the nine month and prior to the second anniversary of the effective date of the reorganization plan, certain holders of the Series AA Preferred Stock can require Pliant to register an underwritten public offering of the Series AA Preferred Stock.

        The Stockholders' Agreement.    On July 18, 2006, we entered into the Stockholders' Agreement that is binding on all parties receiving shares of our Common Stock. The Stockholders' Agreement provides for certain restrictions on transfer of the Common Stock and requires that all transferees of Common Stock become a party to the Stockholders' Agreement. The Stockholders' Agreement also grants to certain holders of Common Stock the right to purchase their pro rata share of any new equity securities issued, subject to exceptions for acquisitions, management equity and certain other transactions. The Stockholders' Agreement also contains "drag-along rights" that require all holders of Common Stock to participate in and vote in favor of certain sales of the Corporation approved by the Board of Directors and certain holders of Common Stock. The Stockholders' Agreement also provides that the 5 (out of a total 7) members of the Board of Directors elected by the holders of a majority of the Common Stock will consist of the chief executive officer of the Corporation and 4 members appointed by the holders of a majority of the Common Stock held by persons defined as "permitted holders" under the indentures for our first and second lien notes. The Stockholders' Agreement also provides that certain holders of Common Stock will have demand registration rights following July 18, 2009 and additional demand and piggyback registration rights following an initial public offering of the Common Stock.

Other Relationships

        As of April 1, 2008, JP Morgan owned approximately 51.52% of our outstanding common stock, and 12.51% of our outstanding Series AA Preferred Stock. CCMP, a private equity firm formed in August 2006 by the former buyout/growth equity professionals of J.P. Morgan Partners, LLC, serves as an investment adviser to JP Morgan as to their investment in the Corporation.

Transactions Between Pliant and Other Related Persons

        Consulting Agreement with NB Consulting Group, LLC.    We were party to a Consulting Agreement with NB Consulting Group, LLC, effective as of March 1, 2006, under which the NB Consulting Group provided certain consulting services to us, as described in that agreement, through September, 2007. The Consulting Agreement is no longer in effect, and NB Consulting Group, LLC no longer provides us with any services. Nathalie Bevis, Principal and Chief Executive Officer of NB Consulting Group, is the spouse of Harold C. Bevis, our President and Chief Executive Officer. Pursuant to the Agreement, NB Consulting Group was paid $86.54/hour for performance of such services, and did not receive more than $180,000 on an annual basis. As Principal and Chief Executive Officer of NB Consulting Group, Mrs. Bevis derived benefit from this Agreement.

        The Consulting Agreement was approved by the Compensation Committee on October 26, 2006 using the criteria set forth in the Corporation's subsequently adopted Related Person Transaction Policy.

Related Person Transaction Policy

        Policy and Procedures with Respect to Related Persons Transactions.    The Pliant Corporation Related Person Transaction Policy (the "Policy"), adopted on March 2, 2007, is a written policy governing the procedures for review, approval and ratification of certain Related Persons Transactions (as defined below). Any transaction fitting the definition of Related Party Transaction, regardless of the amount in question, must be reviewed, and approved or ratified under the Policy. Only those Related Person Transactions that are found to be in, or not inconsistent with, the best interests of the Corporation and its stockholders will be approved. Pursuant to the Policy, the law department shall receive notice of any proposed Related Party Transaction. The General Counsel will assess any proposed transaction that involves an amount of $50,000 or less. The law department will submit to the Compensation Committee any transaction that involves an amount in excess of $50,000 and the Compensation Committee must consider all relevant facts and circumstances in its review.

        The Policy also requires the Compensation Committee to review any pending, ongoing or completed Related Party Transactions that have not been previously approved or previously ratified under the Policy and to evaluate all options including ratification, amendment, termination or rescission. The Compensation Committee must review certain ongoing transactions at its first meeting of each fiscal year.

        The Policy has adopted the definition of Related Person Transaction from Item 404, of Regulation S-K, and covers transactions, arrangements or relationships between the Corporation, including any of its subsidiaries and any of the following: (i) any director, executive officer or nominee to one of these positions; (ii) any beneficial owner of more than 5% of any class of voting securities; (iii) any immediate family member of or person in the household of any director, executive officer, nominee, or more than 5% beneficial owner; or (iv) any entity in which a director, executive officer, nominee or more than 5% beneficial owner is employed, is a general partner, principal or similar position, or more than 5% beneficial owner.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2009 ANNUAL MEETING

        Stockholders may present proper proposals for inclusion in Pliant's 2009 proxy statement and for consideration at Pliant's 2009 annual meeting of stockholders. To be eligible for inclusion in Pliant's 2009 proxy statement, your proposal must be received by Pliant no earlier than January 15, 2009 and no later than February 13, 2009. All proposals must comply with the procedures set forth in Pliant's Bylaws and must otherwise comply with Regulation §240.14a-8 under the federal securities laws. In particular, the Bylaws provide that a stockholder's notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder making the proposal. Further, specific procedures apply when a stockholder desires to nominate a candidate to the Board, as set forth in the Bylaws, and such procedures must be followed for all nominations. While the Board will consider stockholder proposals, it reserves the right to omit from Pliant's proxy statement stockholder proposals that it is not required to include under Regulation §240.14a-8.

        You may write to Pliant's Secretary at 1475 Woodfield Road, Suite 700, Schaumburg, IL 60173, to deliver the notices discussed herein and for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals.

*        *        *

        Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope or by promptly voting either via the Internet or by telephone. Your cooperation in giving the matters set forth herein your immediate attention and in voting your proxies promptly is appreciated.

By Order of the Board of Directors,

Stephen T. Auburn Vice President, General Counsel and Secretary April 3, 2008

Appendix I
CODE OF ETHICS

        Pliant Corporation ("Pliant") expects all of its employees, including its principal executive officer, principal financial officer and principal accounting officer, as well as the members of its board of directors, to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and to abide by other policies and procedures adopted by Pliant that govern the conduct of its employees and directors. This Code of Ethics is intended to supplement any other policies and procedures adopted by Pliant and applies to Pliant's Chief Executive Officer, Chief Financial Officer, Controller, Treasurer and Tax Director. You agree to:

  (a)
  Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  (b)
  Take all reasonable measures to protect the confidentiality of non-public information about Pliant and its subsidiaries and their customers obtained or created in connection with your activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

  (c)
  Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that Pliant and its subsidiaries files with, or submits to, the Securities and Exchange Commission and other regulators and in other public communications made by Pliant and its subsidiaries;

  (d)
  Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which Pliant or its subsidiaries is a member; and

  (e)
  Promptly report any possible violation of this Code of Ethics to Pliant's Audit Committee.

        You are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead Pliant's or its subsidiaries' independent public auditors for the purpose of rendering the financial statements of Pliant or its subsidiaries misleading.

        You understand that you will be held accountable for your adherence to this Code of Ethics. Your failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and/or Pliant.

        If you have any questions regarding the best course of action in a particular situation, you should promptly contact Pliant's Audit Committee. You may choose to remain anonymous in reporting any possible violation of this Code of Ethics.

        At least annually, you will sign a statement that you have complied with this Code of Ethics. A copy of the annual certification that you are required to sign is attached as Exhibit A.

I-1

Exhibit A to the Pliant Corporation Code of Ethics

PLIANT CORPORATION

Code of Ethics for Financial Managers Certification

        In my role as                                    for Pliant Corporation, I recognize that the Code of Ethics ("Code"), which I have received and reviewed, provides principles to which financial managers are expected to adhere and advocate.

        I hereby certify that I adhere to and advocate the principles and responsibilities governing my professional and ethical conduct embodied in the Code to the best of my knowledge and ability.

(Signature)
(Print Name)
(Date)

I-2

Appendix II
AUDIT COMMITTEE CHARTER

Purpose

        The Audit Committee (the "Committee") is appointed by the Board of Directors (Board) to assist the Board in its oversight of Pliant Corporation's financial reporting process, system of internal controls, accounting practices and audit process and to provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board.

        The Board recognizes that while the Committee has been given certain duties and responsibilities pursuant to this Charter, the Committee is not responsible for guaranteeing the accuracy of the Company's financial statements or the quality of the Company's accounting practices. The fundamental responsibility for Pliant's financial statements rests with management and Pliant's independent auditors, and the internal and independent auditors are responsible for conducting audits. The independent auditors are ultimately accountable to the Committee and the Board of Directors.

        The Committee has the authority to conduct any investigation in fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the Company. The Committee has the ability to retain, at Pliant's expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties. The Committee shall also have the authority to obtain advice and assistance from any officer or employee of the Company.

        To the extent that procedures included in this Charter go beyond what is required of an Audit Committee by existing law and regulation, such procedures are meant to serve as guidelines rather than inflexible rules.

Membership and Meetings

        The Committee shall be comprised of two or more directors as determined by the Board. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall be an "audit committee financial expert", as such term is defined by the Securities and Exchange Commission ("SEC").

        Committee members shall be appointed by the Board. If the Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

        A majority of the Committee members shall constitute a quorum. Each Committee member shall have one vote and the vote of a majority of the members present at a meeting shall be the act of the Committee. The Committee may meet by telephone or video conference and may take action by written consent.

        The Committee shall hold meetings as often as it deems appropriate, but at least four times per year. The timing of regularly scheduled meetings for an upcoming fiscal year shall be determined by the Committee prior to the beginning of such fiscal year. A calendar of proposed meetings shall be reviewed by the Committee at the same time as the annual Committee Charter review. Notice of any other meeting called by the Chair shall be given by the Chair at least forty-eight hours before the meeting.

        The Chair shall approve an agenda in advance of each meeting and any member may suggest items for the Committee's consideration.

        At the Board meeting following each Committee meeting, the Chair (or the Chair's designee) shall report to the full Board on the Committee's actions and recommendations

        The Committee shall meet privately in executive session at least annually with the independent auditors, and as a Committee to discuss any matters that it considers appropriate.

Key Responsibilities

        Committee responsibilities and duties are as follows:

Review Procedures

  •
  Review and reassess the adequacy of the Charter at least annually. Submit the Charter to the Board for approval and have the document published at least every three years.

  •
  Review with management and the independent auditors the Company's quarterly and audited annual financial statements prior to filing or distribution. Review should include discussion of significant issues regarding accounting principles, practices, and judgments, to be communicated to the Committee by the independent auditors. The Committee shall make a recommendation to the Board as to whether the annual audited financial statements should be included in the Company's Annual report on Form 10-K.

  •
  In consultation with management and the independent auditors consider the appropriateness of Pliant's financial reporting processes and controls.

Independent Auditors

  •
  Review the independence and performance of the independent auditors, and annually recommend to the Board the appointment or discharge of the independent auditors.

  •
  Approve the fees and other significant amounts paid to the independent auditors.

  •
  On an annual basis, the committee shall ensure that the independent auditors submit a formal written statement delineating all relationships between their firm and Pliant, and shall review and discuss all significant relationships that could impair the auditors' independence. The Committee shall recommend to the Board that it take appropriate action in response to the independent auditors' report to ensure the auditors' independence.

  •
  Review the independent auditors' audit plan, including discussion of audit scope and approach, staffing, locations to be visited, reliance upon management, and coordination with the internal auditors.

  •
  Consider the independent auditors' judgment about the quality, not just the acceptability, of Pliant's accounting principles.

  •
  Obtain and review annually, prior to the completion of the independent auditor's annual audit of the Company's year-end financial statements (the "Annual Audit"), a report from the independent auditors, describing (a) all critical accounting policies and practices used in the Annual Audit, (b) all alternative treatments of financial information within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and (c) other written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences. Discuss with the independent auditors any material issues raised in such report.

  •
  Review all other reports to management prepared by the independent auditors or internal auditors and any responses to the same by management.

  •
  Be responsible for the preapproval of all audit services and permissible non-audit services to be provided to the Company by the independent auditors, subject to any exceptions provided in Section 10A of the Securities Exchange Act of 1934, as amended (the" Exchange Act")

Legal and Regulatory Compliance

  •
  Review the adequacy of the system of Pliant's financial reporting process and internal controls, including information system controls and security, and compliance therewith.

  •
  On at least an annual basis, review with Pliant's legal counsel company compliance with laws and regulations, material inquiries, if any, from regulators or governmental agencies, and any other legal matters that could have a significant impact on the organization's financial statements.

  •
  Review and assess conflicts of interest and related party transactions.

  •
  Perform any other reviews related to the Charter, Pliant's by-laws, Pliant's corporate code of conduct and governing law that the Committee or the Board deems necessary or appropriate.

  •
  Prepare the report of the Committee required to be included in the Company's annual proxy statement.

  •
  Maintain minutes of Committee meetings and report to the Board on significant results of such meetings.

  •
  Periodically perform a self-assessment of Committee performance.

        The Committee also shall perform such other duties and responsibilities, consistent with this Charter and governing law, delegated to the Committee by the Board.

Appendix III
COMPENSATION COMMITTEE CHARTER

Purpose

        The purpose of the Compensation Committee (the "Committee") is to assist the Board of Directors in fulfilling its oversight responsibilities relating to: (i) compensation of executive officers, (ii) the Company's general employee compensation policies, (iii) administration of the Company's employee benefit plans, (iv) performance review of the Chief Executive Officer and Chief Operating Officer, and (v) succession planning for the Chief Executive Officer, Chief Operating Officer, and other executive officers of the Company. (Note: these last two responsibilities may instead be handled by the full Board.)

Membership

        The Committee shall consist of at least two or more members of the Board of Directors who are not employees, who shall serve at the pleasure of the Board of Directors. Committee members and the Committee chair shall be designated by the full Board of Directors. The Committee members shall qualify as "non-employee directors" under SEC Rule 16B-3 and "outside directors" under Section 162(m) of the Internal Revenue Code.

Key Responsibilities

        The Committee has the following responsibilities:

  •
  Review periodically the Company's policies with regard to executive officer compensation and employee compensation and benefits generally, and review the effectiveness of the Company's plans in implementing those polices.

  •
  Consider and make recommendations to the Board of Directors with respect to adoption of employee benefit plans and amendments to plans.

  •
  Determine salaries and other compensation and benefits for the Company's executive officers.

  •
  Review annual incentive compensation plans for the officers, establish targets and incentive awards under these plans and make any determinations required to be made by the Board of Directors or a committee of the Board of Directors under these plans.

  •
  Take all actions delegated to the Committee under the Current and Future Long Term Incentive Plans.

  •
  Review periodically procedures for reviewing the performance of executive officers.

  •
  Establish and carry out annual performance planning and review for the Chief Executive Officer and Chief Operating Officer.

  •
  Review periodically the Company's succession planning for the Chief Executive Officer, Chief Operating Officer, and other executive officers.

  •
  Perform such other functions as assigned by the Board of Directors.

        The Committee has the ability to retain, at the Company's expense, special legal or other consultants or experts it deems necessary in the performance of its duties.

III-1

P R O X Y	PLIANT CORPORATION Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders to be held May 15, 2008

By signing this proxy you appoint Thomas E. McShane and Chris M. Nielsen, or either of them, proxies with full power of substitution to represent and vote all the shares you are entitled to vote as directed on the reverse side of this card on the specified proposals and, in their discretion, on any other business which may properly come before the Annual Meeting and all postponements and adjournments. The Annual Meeting will be held on May 15, 2008, at the Pliant Corporate Headquarters, located at 1475 Woodfield Road, Suite 700, Schaumburg, IL 60173, at 8:30 A.M.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The named proxies cannot vote unless you sign and return this card or follow the applicable voting procedures.

Comments:

(If you noted any comments above, please mark corresponding box on other side.)

SEE REVERSE SIDE

TO VOTE BY MAIL, PLEASE DETACH HERE

Common Stockholder Proxy Card

PLIANT CORPORATION

1475 Woodfield Road, Suite 700

Schaumburg, Illinois 60173

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Pliant Corporation,

c/o Proxy Services Corp., P.O. Box 9001, Brentwood, NY 11717-9804

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	Please mark vote as indicated in this example	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 & 3.

Item 1.	Election of Common Stock Directors		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT	Item 3.	Ratification of Ernst & Young	FOR	AGAINST	ABSTAIN
	01) Harold C. Bevis	04) Stephen V. McKenna	☐	☐	☐		LLP as Pliant Corporation’s	☐	☐	☐
	02) John D. Bowlin	05) Timothy J. Walsh					independent auditors for the
	03) Edward A. Lapekas						year ending December 31, 2008.

To withhold authority to vote for any individual nominee(s), mark “For All
Except” and write the number(s) of the nominee(s) on the line below.

For comments, please check this box and write them on the back where indicated.	☐

Date:	, 2008

Signature (Please sign exactly as your name appears to the left)
Additional Signature (if held jointly)

Please date and sign exactly as name(s) appear(s) above. When signing as an attorney, administrator, trustee or guardian,
please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized
person. For joint accounts, each joint owner should sign.

PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
TO VOTE BY MAIL, PLEASE DETACH HERE

P R O X Y	PLIANT CORPORATION Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders to be held May 15, 2008

By signing this proxy you appoint Thomas E. McShane and Chris M. Nielsen, or either of them, proxies with full power of substitution to represent and vote all the shares you are entitled to vote as directed on the reverse side of this card on the specified proposals and, in their discretion, on any other business which may properly come before the Annual Meeting and all postponements and adjournments. The Annual Meeting will be held on May 15, 2008, at the Pliant Corporate Headquarters, located at 1475 Woodfield Road, Suite 700, Schaumburg, IL 60173, at 8:30 A.M.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The named proxies cannot vote unless you sign and return this card or follow the applicable voting procedures.

Comments:

(If you noted any comments above, please mark corresponding box on other side.)

SEE REVERSE SIDE

TO VOTE BY MAIL, PLEASE DETACH HERE

Series AA Preferred Stockholder Proxy Card

PLIANT CORPORATION

1475 Woodfield Road, Suite 700

Schaumburg, Illinois 60173

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Pliant Corporation,

c/o Proxy Services Corp., P.O. Box 9001, Brentwood, NY 11717-9804

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	Please mark vote as indicated in this example	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.

Item 2.	Election of Series AA Directors	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
	01) Eugene I. Davis	☐	☐	☐
02) David G. Elkins

To withhold authority to vote for any individual nominee(s), mark “For All
Except” and write the number(s) of the nominee(s) on the line below.

For comments, please check this box and write them on the back where indicated.	☐

Date:	, 2008

Signature (Please sign exactly as your name appears to the left)
Additional Signature (if held jointly)

Please date and sign exactly as name(s) appear(s) above. When signing as an attorney, administrator, trustee or guardian,
please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized
person. For joint accounts, each joint owner should sign.

PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
TO VOTE BY MAIL, PLEASE DETACH HERE

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INFORMATION CONCERNING VOTING AND SOLICITATION
ITEMS 1 and 2 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
ITEM 3 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
AUDIT MATTERS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION AND RELATED INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
SECURITY OWNERSHIP OF MORE THAN 5% STOCKHOLDERS, DIRECTORS AND NAMED EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2009 ANNUAL MEETING